UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FLEETCOR TECHNOLOGIES, INC.
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2020 PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

The Company’s Annual Meeting of Shareholders will be held at

3280 Peachtree Road, Suite 2400 Atlanta, Georgia 30305
on June 11, 2020 at 10:00 a.m.

A LETTER FROM OUR CHIEF EXECUTIVE OFFICER
April 28, 2020
My Fellow Shareholders,
Thank you for your investment and trust in FLEETCOR.  I’m delighted to report another successful year in 2019, in terms of both company performance and significant enhancements to governance.  I believe we are well-positioned to continue to deliver value to shareholders for years to come.
PERFORMANCE & POSITIONING
For 2019, we reported record revenue of $2.65 billion, up 9% year-over-year, and adjusted net income per diluted share of $11.79, up 12% year-over-year.  Underpinning these results were strong organic growth and steady retention trends.  We have made, and continue to make, investments in sales and IT, to bolster future organic growth, improve product quality, enhance customers’ experience, and ensure system security.
Strategically, we advanced our “beyond” initiatives, adding functionality for additional purchasing through our payment products, which allows us to capture more spend from existing clients and enter new market segments.  We also completed several acquisitions, including Nvoicepay and Travelliance, which added product capabilities and new client segments to our portfolio.  We continue to reposition the company for faster growth, expanding into new spend categories (i.e., non-fuel) with dramatically larger addressable markets.
We reiterate our mid-term objectives to grow revenue and adjusted net income per diluted share 10% and 15-20% annually, respectively, although this objective may be difficult in the near-term given the challenges created by the outbreak of the novel coronavirus (COVID-19) around the world.  We believe our strong balance sheet and low leverage sets up well for future acquisitions and/or stock repurchases.
Investors have recognized and valued our performance and positioning, driving our share price up 55% in calendar year 2019, which compares quite favorably to the S&P 500 gains of 29% over the same period.
ENHANCEMENTS TO GOVERNANCE & COMPENSATION PRACTICES
Our Board of Directors recognizes that financial performance alone is not sufficient.  Our shareholders rightly expect more from the company and its leadership, and have expressed concerns regarding our corporate governance and executive compensation, as emphasized by the disappointing level of support for our 2019 Say-on-Pay proposal.

This prompted us to conduct a robust outreach effort to gather shareholders’ input and perspectives, involving senior executives and Compensation Committee members in the process.
Through our outreach efforts, we have engaged meaningfully with shareholders, listened carefully to their feedback, taken advice from leading proxy advisory firms, and adopted governance practices and executive compensation designs that comprehensively align with prevailing best practices.
Recent Governance Changes
Based on input from shareholders and advisors, we have recently:
1.	Adopted proxy access, allowing shareholders to nominate directors on our proxy statement
2.	Declassified our Board of Directors
3.	Adopted majority voting for Directors
4.	Eliminated supermajority vote provisions
5.	Engaged in comprehensive shareholder outreach soliciting input on our executive compensation and governance practices
6.	Adopted a new clawback policy
Further details regarding these changes can be found in the CD&A section of our 2020 Proxy Statement.
Compensation Changes
Our conversations with shareholders also resulted in meaningful changes to our executive pay program and related disclosures including, but not limited to, the following:
1.	CEO pay has been reduced substantially in last two years as compared to fiscal 2017
2.	CEO performance metrics used in annual cash incentive and equity award programs are clearly differentiated
3.	CEO equity incentive structure balances a relative total shareholder return metric with a company financial metric
4.	Measurement period for CEO equity award performance goals extended to an end-to-end three year period
5.	Share ownership guidelines for directors and senior executive officers increased substantially
We believe our updated executive pay program exhibits strong pay-for-performance alignment, and is closely linked to shareholder value creation.  We are committed to fully and transparently describing our executive compensation programs, as you’ll see in the CD&A section of our 2020 Proxy Statement.
Board Oversight
We have a strong and experienced Board of Directors with a diverse set of skills and experience, including leading large, global public companies within our industry.  Our Directors take their stewardship responsibilities very seriously, and actively engage and provide guidance to management regarding:
•	Company strategy, leveraging their varied perspectives to help chart our future course
•	Capital allocation, ensuring alignment with our strategic and financial objectives
•	M&A activity, evaluating the strategic and financial benefits and risks of potential deals
In addition, respective committee members also provide critical oversight regarding audit, compensation and governance matters.  Our Directors have been deeply involved in our shareholder engagement efforts, and have helped drive the responsive enhancements to our governance and compensation practices.

ENVIRONMENTAL & SOCIAL ENDEAVORS
Sustainability
We believe environmental sustainability is everyone’s responsibility, and FLEETCOR is doing its part by providing sizable carbon offset programs, replacing paper-based payment methods with electronic products, enabling alternative energy purchases on our payment products, and encouraging electronic delivery of customers’ invoices and reports.  We also support various workplace initiatives, such as recycling, waste disposal, and lighting controls, to reduce our impact on the environment.  We are currently drafting a sustainability report that we plan to publish and regularly update on our website later this year.
Culture & Diversity
FLEETCOR’s culture reflects our continued focus on growth, and is pillared by our five core values: Innovation, Execution, Integrity, People and Collaboration.  These shared values guide our global workforce in the Company’s unified mission to provide our customers with “a better way to pay.”
Our values foster an inclusive culture, and we are proud that women represent more than one-half of our global workforce and less than two-thirds of our domestic employees identify as White/Caucasian.  We believe this diversity enhances our personal work experiences and boosts our company’s performance.
Coronavirus (COVID-19)
Like most businesses around the world, FLEETCOR is working hard to address the real and difficult challenges of the COVID-19 pandemic.  The safety of our employees and communities in which we operate is paramount, and we are following WHO and CDC guidelines to maintain a safe and healthy working environment, which includes enforcing remote work whenever possible.
In addition to the safety of our employees and communities, we remain focused on providing uninterrupted service to our customers and partners, and can report that our business processes, services and systems remain fully operational.
FLEETCOR entered this pandemic from a position of strength, as our operating margin profile, strong balance sheet and low leverage provide us with significant liquidity.  We will continue to monitor the economic health of our customers and our company, and will take appropriate actions as needed.
YOUR SUPPORT
We trust the changes to our pay programs and governance practices demonstrate how seriously we take shareholders’ input on such matters.  On behalf of our Board of Directors, we appreciate our shareholders’ feedback and will continue to reach out on a regular basis to gain further insights and perspectives.  We sincerely hope the changes we have made thus far will be viewed favorably, and ask that you vote with our recommendations.
Sincerely,
Ronald F. Clarke
Chairman & Chief Executive Officer

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS
Meeting Date and Time: June 11, 2020 10:00 a.m. Eastern Daylight Time	Meeting Place: 3280 Peachtree Road, Suite 2400 Atlanta, Georgia 30305*	Record Date: April 17, 2020
Agenda
1.	To elect the three directors
2.	To ratify the reappointment of Ernst & Young LLP as the Company’s independent public accounting firm
3.	To approve, on an advisory basis, named executive officer compensation
4.	To vote on a shareholder proposal for a shareholder right to call special shareholder meetings
5.	To vote on a shareholder proposal requiring that financial performance metrics in incentive awards be adjusted to exclude the impact of share repurchases
We may transact other business that properly comes before the meeting.
Mailing Date and Availability of Proxy Materials
On April 28, 2020, we mailed a notice of electronic availability of proxy materials to shareholders. Shareholders of record at the close of business on April 17, 2020 are entitled to receive notice of, and to vote at, the meeting.
YOUR VOTE IS IMPORTANT
Please vote as soon as possible by one of the methods shown below, whether or not you expect to attend the annual meeting.  Be sure to have your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials in hand and follow the instructions below.  Vote by 11:59 P.M. ET the day before the meeting.
By Internet	By Telephone	By Mail
www.proxyvote.com Use the internet to transmit your voting instruction and for electronic delivery of information	1-800-690-6903 Use any touch tone telephone to transmit your voting instructions	Mark, sign and date your proxy card and return it in the postage-paid envelope provided with your proxy materials or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717

Sincerely,
FLEETCOR Board of Directors
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 11, 2020: Our Proxy Statement and Annual Report to Shareholders are available at investor.fleetcor.com.
*As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be available at investor.fleetcor.com.

01. SUMMARY

Information About Our 2020 Annual Meeting
Date and Time:	Thursday, June 11, 2020, at 10:00 a.m. Eastern Daylight Time
Place:	Our offices at 3280 Peachtree Road, Suite 2400, Atlanta, Georgia 30305*
Record Date:	April 17, 2020 (83,770,697 common shares and 195,415 unvested restricted shares entitled to vote as of the record date).
Voting:	Holders of common shares as of the close of business on April 17, 2020 may vote at the meeting. One vote per share for each director nominee and each of the other proposals described below.
Proposals and Board Recommendations
Proposal		Board Recommendation	For More Information
1	To elect the three directors	FOR each nominee	Page 63
2	To ratify the reappointment of Ernst & Young LLP as our independent public accounting firm for 2020	FOR	Page 63
3	To approve, on an advisory basis, named executive officer compensation	FOR	Page 64
4	To vote on a shareholder proposal for a shareholder right to call special shareholder meetings	AGAINST	Page 65
5	To vote on a shareholder proposal requiring that financial performance metrics in incentive awards be adjusted to exclude the impact of share repurchases	AGAINST	Page 67

For complete information regarding our 2020 annual meeting of shareholders, the proposals to be voted on and our performance, please review the entire proxy statement and our 2019 annual report, available at investor.fleetcor.com and proxyvote.com.
*As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be available at investor.fleetcor.com.

02. FLEETCOR AT A GLANCE
FLEETCOR Technologies, Inc. (“FLEETCOR”) is a leading global provider of business payment solutions. We help companies of all sizes control, simplify and secure payment of various domestic and cross-border payables using specialized payment products. We serve businesses, partners, merchants, consumers and payment networks in North America, Latin America, Europe, and Asia Pacific.
(as of December 31, 2019)
Our payment solutions provide our customers with a payment method designed to be superior to and more robust and effective than what they use currently, whether they use a competitor’s product or another alternative method such as cash or check.  We group our payment solutions into five primary categories: Fuel, Lodging, Tolls, Corporate Payments and Gift.  Each category is unique in its focus, customer base and target markets, but they also share a number of characteristics:  customers are primarily businesses, have recurring revenue models, have specialized networks which create barriers to entry, have high margins, and have similar selling systems.
Our Vision
Despite many advances in our industry, the majority of business payments are still made with outdated and inferior payment methods, such as checks and cash.  We envision a business world where every purchase is controlled, every payment is digital, and every payment-related decision is well-informed.  In this future paperless state, payments will require little to no time to manage, leaving companies with more time for what matters most: activities that grow their businesses.
Our Mission
FLEETCOR’s mission is to provide businesses with a better way to pay, by replacing outdated payment methods such as checks and cash, and displacing the incumbent providers of those methods.  Through the digitalization of payments, we create and support robust ecosystems which benefit all participating constituents: payment-making customers, payment-accepting merchants, tax-collecting governments, and FLEETCOR.
Our Strategy
FLEETCOR is a growth company, and we employ a simple three-prong strategy for growing our business:
•
More Customers.  We invest more than $200 million per year in sales and marketing, predominately focused on new customer acquisition.  We continue to scale existing sales channels and headcount, enable our sales people with demand generation and other tools, and launch new distribution channels both internally and through partners such as ERP software providers, telematics companies, and banks.  We will also grow our customer base inorganically through acquisitions.

•
More Spend.  We seek to leverage our existing customer relationships and capture greater share of their business payment expenditures.  As such, we have developed various “beyond” initiatives, where we extend the utility of an existing payment product without degrading the core value proposition of the original product.  As such, a customer can “buy more stuff” without sacrificing the controls and reporting which attracted the customer to our product to begin with.  For example:

o
Our Fuel card customers can enable their cards to allow non-fuel purchases relevant to their business, like allowing a painting crew to buy supplies at a home improvement store, so they can finish the paint job.

o	Our Toll tag customers can use their in-vehicle RFID tags to make other “on the go” purchases like parking, fuel and fast-food.
For our customers, these product extensions reduce payment friction, saving them time and operational headaches. For FLEETCOR, these product extensions can increase our share of wallet with existing customers and can increase our products’ appeal and applicability to previously-unserved customer segments (e.g., non-toll urban dwellers).  We also create new product offerings, developed internally or in conjunction with partners, to cross-sell to our existing customer base.
•	More Geographies. We continue to seek attractive entry opportunities in major international markets, which we intend to pursue through acquisitions and partnerships.
Our Performance
FLEETCOR has become a global leader in business payments by delivering a superior track record of growth, generating compound annual growth rates of 23% in revenue and 24% in adjusted net income per share since 2011.

1. Adjusted net income per share is GAAP net income per share as reflected in our statement of income, adjusted to eliminate certain items. The reconciliation of adjusted net income per share to our GAAP numbers is provided in Appendix A to this proxy statement.
FLEETCOR’s ability to execute consistently on our strategy and deliver sustained revenue and profit growth has translated into an attractive return for shareholders since 2011, delivering a compound annual growth rate of 33% in share price.

RELATIVE SHARE PRICE PERFORMANCE

The above graph assumes $100 invested on December 31, 2011, at the closing per share price of our common shares on that day ($96.60) through December 31, 2019, and compares (a) the percentage change of our cumulative total shareholder return on the common shares (as measured by dividing (1) the difference between our share price at the end and the beginning of the period presented by (2) the share price at the beginning of the periods presented) with (b) (1) the S&P 500® Data Processing & Outsourced Services index, (2) the S&P 500®, and (3) the Russell 2000.

Our Board of Directors
In order to oversee our complex, global business, our Board is comprised of experienced individuals who are engaged in their duties and invested in our Company’s success. Our Board recognizes the importance of independence from management and ensures its responsiveness to shareholders by directly connecting directors’ interests with those of our shareholders.  Our Board and management have taken a long-term view toward shareholder engagement and recognize that continuous solicitation and consideration of shareholder feedback is critical to driving growth and creating shareholder value.  As a result, we regularly engage with our shareholders throughout the year by multiple means to encourage ongoing, meaningful dialogue.
We encourage you to visit the “Corporate Governance” area of the “Investor Relations” section of our website (http://investor.fleetcor.com) where you will find detailed information about our corporate governance practices, including our key governance documents listed below.
•	Corporate Governance Guidelines

•	Code of Business Conduct and Ethics
•	Policy Regarding Interested Party Communications with the Board of Directors
•	Insider Trading Policy
•	Board Committee Charters
The reports and other information contained on websites referred to in this proxy statement (other than to the extent specifically referred to herein as required by the rules of the NYSE or the SEC) are not part of this proxy solicitation and are not incorporated by reference into this proxy statement or any other proxy materials.
Forward-Leaning Corporate Governance
In response to our shareholder engagement efforts over the past five years and recent shareholder votes at our annual meetings, we have taken significant steps to adopt many corporate governance best practices:
✓	Broader Director diversity search criteria
✓	Declassified Board of Directors
✓	Majority voting in Director elections
✓	Expanded shareholder engagement
✓	Proxy access
✓	No supermajority shareholder voting
✓	Regular review of governance practices
✓	Expanded environmental, social and governance, or ESG initiatives

Forward-Leaning Compensation Practices
FLEETCOR has also embraced best practices in our compensation programs, which strongly support our pay-for-performance philosophy and culture:

✓	CEO compensation aligned with Company performance
✓	Other named executive officer (“NEO”) compensation aligned with Company and Division performance
✓	Base salary levels generally at or below peer median
✓	Target annual cash incentive levels generally at or below peer median
✓	Compensation overwhelmingly in stock
✓	Different performance metrics for different compensation components
✓	Incentive payouts tied closely to achieving published guidance where applicable
✓	CEO equity award based on both Company financial and relative total shareholders return, or TSR metrics
✓	CEO equity award tied to longer performance period
✓	Significant stock ownership requirements
✓	No repricing or cashing out of underwater stock options or stock appreciation rights
✓	No hedging or pledging of common shares
✓	No excise tax gross-ups
✓	No excessive perquisites
✓	Adopted a compensation clawback policy that is stronger than current law requires
✓	Double-trigger change of control provisions
✓	Below-market severance coverage
✓	Shareholder engagement includes compensation and governance committee Chair, additional Board members and management
✓	Regular review of compensation programs
✓	Independent compensation consultant

Responsiveness to 2019 Say-On-Pay Vote
In response to the disappointing level of support for our fiscal 2018 named executive officer compensation, we intensified our shareholder engagement efforts.  Our recent shareholder engagement has included our entire compensation and governance committee, including the committee Chair, Thomas M. Hagerty, and top members of management.  Since we mailed our Proxy for the 2019 annual meeting, we contacted our largest 26 shareholders (excluding our CEO) holding approximately 70% of our common shares, including every shareholder that holds 1% or more.  Of those shareholders contacted, we were able to have discussions with holders of 38,495,945 shares.  Feedback received from these shareholders was shared with the Board, including the compensation and governance committee, for review and consideration.
SHAREHOLDING ENGAGEMENT RESULTS – % OF COMMON SHARES OUTSTANDING

(* as of December 31, 2019)

Common Themes & Feedback Regarding CEO Compensation
WHAT WE HEARD	WHAT WE DID
Earnings per share, or EPS metric should not be used in both annual cash incentives and equity incentives	Linked CEO’s entire equity award to 3-year financial goal and relative total shareholder return; linked annual cash incentive to net revenue, M&A execution and growth initiatives
Same goal levels should not be used for both annual cash incentives and equity incentives	Eliminated redundancy and adopted distinct goal levels
Incentive awards should include a relative performance metric	Incorporated a relative TSR metric into CEO’s 2019 equity award
Performance-based equity awards should use more than one performance metric	Tied CEO’s entire 2019 equity award to two metrics – Adjusted EPS (as defined in Appendix A) and relative TSR (no stock options)
Equity awards should have a performance period longer than one year	Created a performance period of 3-year end-to-end goals for CEO’s equity award

Common Themes & Feedback Regarding All NEO Compensation
WHAT WE HEARD	WHAT WE DID
Performance goals under incentive programs should be rigorous	Aligned 2019 metrics with budgeted performance and investor guidance
Time-vesting stock options should comprise less of NEOs’ equity award value	Granted only performance-based restricted shares to CEO and two other NEOs, and balanced stock options and performance-based restricted shares to properly incentivize other NEOs
Incentive awards should be earned based on a sliding scale, rather than on an “all or nothing” basis	Adopted a sliding payout scale for CEO’s awards and all NEOs’ annual cash incentive awards
Incentive award payouts should be formulaic and less influenced by discretion	Limited discretion by creating distinct quantitative metrics
Company should adopt a robust compensation clawback policy
Adopted a new clawback policy that reaches any incentive-based compensation earned by an executive officer that engaged in misconduct that was received in excess of what would otherwise have been received

CD&A disclosure should be clear and transparent	Streamlined and organized CD&A, focused on pay-for-performance

Our 2019 shareholder outreach is a continuation of our annual comprehensive shareholder engagement plan. Similar to 2019, in our discussions with shareholders after our 2018 annual meeting of shareholders, we heard strong support for our CEO and senior management team but also concerns relating to our executive compensation program. We took decisive action between the 2018 and 2019 annual meetings of shareholders in response and we believe that the changes we made in 2019 continued and improved on this foundation.
Our Commitment to Culture, Inclusion, Diversity & Equality
FLEETCOR’s culture reflects our history of fast growth and our continued drive for results.  Our entrepreneurial spirit remains strong across our global workforce, and we reinforce these principles in our five core values:

These values guide all of our employees and are infused in all aspects of our Company.  We are, as a team, united through these shared values and our mission to provide “a better way to pay.”
Our values foster an inclusive culture through the expectation that all employees will treat each other with respect and appreciate the diversity of identities, thoughts, backgrounds and styles.  We strongly believe that the quality and diversity of our workforce provide FLEETCOR with a competitive advantage, and that our problem-solving and solution-building efforts are greatly enhanced when we harness the collective thinking of a diverse group of people with unique experiences and perspectives.
* Minority includes all employees not identifying as Caucasian
Our Commitment to Sustainability
Corporate responsibility promotes the long-term interests of our shareholders and strengthens Board and management accountability. Our corporate strategy includes a focus on how environmental and social issues may impact the long-term interests of our shareholders and other stakeholders.  We believe that environmentally and socially responsible operating practices are important considerations while generating value for our shareholders, being good partners with our fleet customers by providing efficient payment solutions, and being a good employer to our employees.
To further support our efforts in this area, we created a sustainability working group in early 2020, consisting of dedicated internal resources and external advisors to address environmental, social, and governance  or ESG factors that are important to our business. Our sustainability working group evaluated potential ESG risks and opportunities relevant to our Company based on the views held by our shareholders, leading ESG frameworks, and ESG rating agencies. We utilized aspects of the Sustainability Accounting Standard Board and the Task Force on Climate-related Financial Disclosures to evaluate our practices.
(*Since inception of eco-friendly programs noted below)

We believe we should do our part to ensure environmental sustainability. To that end, we:
•
Are registered with the Energy Savings Opportunity Scheme (ESOS) that assesses energy use and energy efficiency opportunities, including with respect to facilities, transportation and energy usage, at least once every four years

•	Comply with the Streamlined Energy and Carbon Reporting (SECR) regulations with respect to energy consumption and carbon emissions that will be formally reported in December 2020
•
Offer eco-friendly programs, including Clean Advantage® and EcoPoint, that provide our fleet card customers the opportunity to offset their fleets’ CO2 emissions through the purchase of carbon credits or the planting of new woodlands

•	Enable fuel cards to pay for alternative energy, such as electricity and hydrogen, for vehicles which require such to operate
•	Encourage customers to reduce paper consumption through electronic means, such as delivery of invoices, reports and other communications, payment of invoices, and document management
•	Are developing a sustainability study that we plan to publish and regularly update on our website
•	Support workplace initiatives designed to reduce our impact on the environment, whether through reduced energy use or effective waste management, including the following:
✓	Motion sensor-controlled lighting
✓	LED lighting
✓	Time-controlled air conditioning
✓	Video & telephone conferencing to reduce meeting-related travel
✓	Printing defaulted to double-sided
✓	Recycling
✓	Reusable cups and water bottles
✓	Disposal of hazardous waste, such as ink cartridges, batteries and light bulbs

03. CORPORATE GOVERNANCE AND BOARD MATTERS
Our Board of Directors
Our Board currently consists of nine highly experienced and engaged members. Except for our CEO, all of our directors are independent under the NYSE rules. We continually focus on Board composition to ensure an appropriate mix of tenure and expertise that provides fresh perspectives and significant industry and subject matter experience.  The complexity of our global business requires oversight by experienced, informed individuals that understand our industry, our challenges and our Company on a deep level. Our directors’ diverse backgrounds contribute to an effective and well-balanced Board that is able to provide valuable insight to, and effective oversight of, our senior management team.

Nominees
The compensation and governance committee looks at the Board’s composition at least annually to determine whether directors’ backgrounds and experiences align with our long-term strategy. The committee also takes into consideration the results of the Board’s self-evaluation.  Based on its review, the committee determines whether Board refreshment is needed in the near future. Then the committee searches for potential candidates, utilizing a variety of sources to help identify nominees who would be valuable assets to our Board and to FLEETCOR. To meet the needs of our Board, the committee seeks to identify candidates possessing the desired qualities, skills and background.  Based on the needs of the Board and FLEETCOR, the Board has selected Messrs. Stull, Buckman and Hagerty as nominees to be voted upon at the annual meeting by the shareholders.

Age: 61 Director Since: 2000	STEVEN T. STULL

Featured experience, qualifications and attributes: CEO and Co-Founder of Advantage Capital Partners, a private equity firm, overseeing investments in the technology, financial and information services industries, since 1992; prior Investment executive with a large insurance company; Chief financial officer of an information services company and other career experience in financial institutions
Provides: Deep experience in investments and the financial services business

Age: 72 Director Since: 2013	MICHAEL BUCKMAN

Featured experience, qualifications and attributes: Managing Partner and Founder of Buckman Consulting LLC, a travel, logistics and payment systems consulting firm, since founding in 2009; prior President of the Asia/Pacific division of BCD Travel, and Chief Executive Officer of BCD from 2001 to 2007; Senior executive positions with Homestore.com, American Express, Sabre Travel Services, American Airlines and Worldspan
Provides: Extensive experience as a senior executive of various technology, travel and payment systems companies

Age: 57 Director Since: 2014	THOMAS M. HAGERTY

Featured experience, qualifications and attributes: Managing Director of Thomas H. Lee Partners, L.P., a leading private equity firm, since 1994

Other board experience (current): Black Knight, Inc. (NYSE: BKI), Ceridian HCM Holding Inc. (NYSE: CDAY), Fidelity National Financial, Inc. (NYSE: FNF) and ServiceLink Holdings, LLC
Provides: Managerial and strategic expertise developed by working with and enhancing value at large, growth-oriented companies; expertise in corporate finance; substantial public company board experience

Continuing Directors

Age: 67 Director Since: 2003 Class II Term expires: 2021	MARK A. JOHNSON

Featured experience, qualifications and attributes: Partner at Total Technology Ventures, a venture capital firm specializing in financial services since September 2008; prior Vice Chairman of CheckFree Corporation, an electronic payments company, leading business development and launch of commercial and consumer electronic funds transfer services; Founder of e-RM Ventures, a private investing consultancy focused on early-stage payments-related companies

Other board experience (current): Cardlytics, Inc. (NASDAQ: CDLX) and certain private companies
Provides: Deep knowledge of the financial institutions industry, financial markets and e-commerce experience

Age: 52 Director Since: 2013 Class II Term expires: 2021	JEFFREY S. SLOAN

Featured experience, qualifications and attributes: CEO of Global Payments Inc., a leading international payments technology company since 2013; prior Executive positions with Goldman Sachs Group, Inc., including Partner and the worldwide head of Goldman’s financial technology group

Other board experience (current): Global Payments Inc. (NYSE: GPN); Undergraduate Executive Board of The Wharton School of the University of Pennsylvania; Metro Atlanta Chamber of Commerce
Provides: 25 years of experience in the financial services and payments industries; financial acumen and experience as a public company executive

Age: 64 Director Since: 2017 Class II Term expires: 2021	HALA G. MODDELMOG

Featured experience, qualifications and attributes: President & CEO of the Metro Atlanta Chamber of Commerce, which covers 29 counties and more than 15 Fortune 500 companies and many small and medium-sized enterprises in the 9th largest metropolitan region in the United States, since 2014; prior President of Arby’s Restaurant Group, Inc., a division of Wendy’s/Arby’s Group, Inc. (NYSE: WEN); President & CEO of Susan G. Komen for the Cure, the world’s largest breast cancer organization; CEO of Catalytic Ventures, LLC, a business that evaluated investment opportunities in foodservice, franchising and multi-unit retail; and President of Church’s Chicken

Other board experience (current): Lamb Weston Holdings, Inc. (NYSE: LW)

Other board experience (prior): Amerigroup Corporation (NYSE: AGP) from 2009 to 2012; AMN Healthcare Services, Inc. (NYSE: AHS) from 2008 to 2010 and a number of nonprofit boards of directors

Provides: Over 20 years leading and enhancing value at high-growth companies including through M&A; expertise in marketing; experience as an executive of large public companies; community ties and extensive board experience

Age: 64 Director Since: 2000 Class III Term expires: 2022	RONALD F. CLARKE

Featured experience, qualifications and attributes: Company CEO since August 2000; prior President & COO of AHL Services, Inc. a staffing firm; Chief Marketing Officer of Automatic Data Processing, a computer services company; Principal with Booz Allen Hamilton, a global management firm; Marketing Manager of General Electric Company, a diversified technology, media and financial services company

Other board experience (current): Ceridian HCM Holding Inc. (NYSE: CDAY)

Provides: Deep knowledge of our Company and industry through his service as our chief executive officer

Age: 76 Director Since: 2014 Class III Term expires: 2022	JOSEPH W. FARRELLY

Featured experience, qualifications and attributes: Senior Vice President, Chief Information Officer of Interpublic Group of Companies, Inc. (NYSE:IPG), a global provider of advertising and marketing services, from 2006 through March 2015; prior Executive Vice President and Chief Information Officer at Aventis, Vivendi Universal, Joseph E. Seagrams and Nabisco

Other board experience (current): NetNumber Inc.

Other board experience (prior): Helium, GridApps and Aperture Technologies, Inc., all of which were acquired by larger companies in their respective industries

Provides: Substantial experience and knowledge regarding information technology and security; experience in advertising and marketing

Age: 68 Director Since: 2010 Class III Term expires: 2022	RICHARD MACCHIA
Featured experience, qualifications and attributes: Chief Financial Officer and Senior Vice President of Administration for Internet Security Systems, Inc., an information security provider, from 1997 through October 2006, when it was acquired by International Business Machines Corporation; senior executive roles, including as principal financial officer and accounting officer, with several public companies, including with MicroBilt Corporation, a financial information services company, and First Financial Management Corporation, a company providing credit card authorization, processing and settlement services and other enterprise solutions; Partner in the audit and assurance practice of KPMG
Provides: Over 20 years of experience in the financial and information services industry and significant audit and accounting background

Evaluation and Evolution of Our Board
As part of our focus on shareholder value, we regularly evaluate the performance of our Board and its committees and engage in an annual self-evaluation process. We also evaluate the mix of experience, expertise and tenure of our individual directors. Our corporate governance guidelines reflect this approach. We believe our directors’ diverse backgrounds help us to make the most of opportunities and to effectively manage risk. Over the past seven years, five of our eight independent directors joined the Board to fill gaps we perceived and to bring fresh perspectives. We believe that our efforts have and will continue to result in a board and management focused on delivering exceptional value to our shareholders.
Board Meetings and Committees
The Board held 22 meetings in 2019, including committee meetings, and each director attended 100% of all Board and applicable committee meetings during the year.
Our independent directors meet regularly in executive session at each scheduled in-person Board meeting. These sessions are led by independent directors selected on a rotating basis, who report the results of the independent sessions to the CEO and, if appropriate to other members of senior management.
Our Board has four standing committees: an audit committee; a compensation, nominating and corporate governance committee referred to as our compensation and governance committee; an executive and acquisitions committee; and an information technology and security committee. The table below provides current membership for each of the Board committees. Each committee meets at least quarterly, except the executive and acquisitions committee, which meets as needed when matters within its charter arise.  Our Board has adopted charters for the committees, which are available on our website at investor.fleetcor.com.
`	Audit Committee	Compensation, Nominating and Corporate Governance Committee	Executive and Acquisitions Committee	Information Technology and Security Committee
Michael Buckman	M			M
Ronald F. Clarke			C
Joseph W. Farrelly		M		C
Thomas M. Hagerty		C	M
Mark A. Johnson	M		M
Richard Macchia	C, F			M
Hala G. Moddelmog		M
Jeffrey S. Sloan			M	M
Steven T. Stull		M
C = Chair	M = Member	F = Financial Expert

Audit Committee: The audit committee currently consists of Messrs. Buckman, Johnson and Macchia and is chaired by Mr. Macchia. The audit committee held 5 meetings in 2019. The Board determined that each member of the audit committee is independent under the NYSE rules and Rule 10A-3 of the Exchange Act, and has determined that Mr. Macchia qualifies as an “audit committee financial expert” under SEC rules.
The audit committee’s primary responsibilities include:
•	appointing and overseeing independence of and all other aspects of our relationship with our independent registered accountants
•	reviewing and monitoring our accounting principles and policies, and our financial and accounting controls and compliance with regulatory requirements
•	overseeing the financial reporting process and reviewing our interim and annual financial statements
•	establishing procedures for the confidential, anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters
•	approving all audit and permissible non-audit services to be performed by our independent accountants
•	reviewing and approving related-party transactions
Compensation, Nominating and Corporate Governance Committee: The compensation and governance committee currently consists of Messrs. Farrelly, Hagerty and Stull and Ms. Moddelmog and is chaired by Mr. Hagerty. The compensation and governance committee held 7 meetings in 2019. The Board has determined that each compensation and governance committee member is independent under the NYSE rules for compensation committee members.

The compensation and governance committee’s primary responsibilities include:

•	annually reviewing and approving the goals, objectives and specific levels of our executive compensation programs
•	reviewing and approving employment, severance and change in control arrangements
•	administering our executive incentive plans
•	reviewing and approving policies related to executive compensation, including stock ownership guidelines, clawback policy and hedging/pledging policy
•	overseeing succession planning
•	developing and recommending criteria for selecting new directors
•	evaluating individuals and qualifications to become directors
•	recommending nominees for committees of the Board
•	assisting the Board with matters concerning corporate governance practices
•	selecting our independent compensation consultant
The compensation and governance committee may from time to time delegate all or a portion of its duties and responsibilities to a subcommittee of the compensation and governance committee.

See “Compensation Discussion and Analysis” for a description of the processes and procedures of the compensation and governance committee, the committee’s role and the role of its independent compensation consultant, in determining compensation for executive officers and directors.
Executive and Acquisitions Committee: Our executive and acquisitions committee currently consists of Messrs. Hagerty, Johnson and Sloan and is chaired by Mr. Clarke. The executive and acquisitions committee held 2 meetings in 2019.  The executive and acquisitions committee is responsible for addressing important Company matters, including capital expenditures, investments, acquisitions, dispositions and financing activities, that the Chairman of the Board determines should be addressed before the next scheduled meeting of the Board.
Information Technology and Security Committee: Our information technology and security committee consists of Messrs. Farrelly, Buckman, Macchia and Sloan, and is chaired by Mr. Farrelly.  The information technology and security committee held 4 meetings in 2019.  The information technology and security committee is responsible for providing oversight and leadership for our information technology and security planning processes, policies and objectives. In furtherance of this role, the primary purpose of the committee is to review, assess and make recommendations regarding the long-term strategy for global information security and the evolution of our technology in a competitive environment.
To accomplish this purpose, the information technology and security committee has five primary responsibilities:
•	understanding the security controls and assessments conducted on our major payment card platforms and comparing same to industry best practices
•	evaluating strategies to protect our intellectual property
•	assessing opportunities to update our processing platform strategies to ensure the long term effective and efficient use of our resources
•	reviewing progress on significant IT and security projects and evaluating effectiveness of projects
•	overseeing our disaster recovery and business continuity plans
Board Leadership
Our corporate governance guidelines provide that our Board will include a majority of independent directors. Our CEO serves as the Chairman of the Board and has served as such since 2003. We believe this leadership structure has been effective.
Our corporate governance guidelines provide that our non-management directors will meet in executive session, without management present, as frequently as they deem appropriate, and they typically meet in executive session at the time of each regular Board meeting. One of our independent directors presides during the meeting of independent directors on a rotating basis, and the presiding director acts as a liaison between the non-management directors and the chairman and CEO in connection with each regular meeting.
We believe that having a combined chairman and CEO, a Board otherwise comprised solely of independent directors who meet regularly in executive session and independent chairs for the Board’s audit committee, compensation and governance committee and information technology and security committee provides an effective form of Board leadership and an appropriate balance between strategy development and independent oversight. The Board believes that having our CEO serve as Chairman of the Board facilitates the Board’s decision-making processes because Mr. Clarke possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its business. Accordingly, he is best positioned to develop agendas that ensure the Board’s time and attention is focused on the most critical matters. The combined role enables decisive leadership, ensures accountability and enhances our ability to communicate our message and strategy clearly and consistently to our shareholders, employees and customers.

Risk Oversight
Our Board, together with its committees, is responsible for overseeing our risk management.  The chair of each committee reports to the full Board the significant risks facing the Company, as identified by management, and the measures undertaken by management for controlling and mitigating those risks.
•
The audit committee is responsible for reviewing and approving the annual internal audit plan, our major financial risk exposures, steps taken to monitor and control such exposures, risk management and risk assessment policies, significant findings and recommendations and management’s responses. In addition, our internal audit function routinely performs audits on various aspects of data protection and cybersecurity and reports the results quarterly.

•
The compensation and governance committee considers risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally. This committee also is responsible for succession planning, governance structure and processes, legal and policy matters with potential significant reputational impact and shareholder concerns.

•
The information technology and security committee focuses on risks associated with information technology and security, such as cybersecurity, security controls, technology initiatives and intellectual property protection. The information technology and security committee conducts reviews at least quarterly to oversee the efficacy of cybersecurity risk initiatives and related controls, policies, procedures, training, preparedness and governance structure. The Board and the information technology and security committee directed the formation of a cross-functional cybersecurity council at the Company, and receive regular cybersecurity reports from the global CIO, the corporate CIO and the chief information security officer, among others.

Our Board, with input from the various committees and senior management, regularly engages in discussing the most significant risks and how the risks are being managed. Our management team is responsible for identifying and working with the Board to manage business risk and design a risk framework, including setting boundaries and monitoring risk appetite. We believe that our leadership structure, as described above, supports the risk oversight function of the Board.
Director Independence
Our corporate governance guidelines provide that a majority of our directors will be independent. Our Board has adopted director independence guidelines to assist in determining each director’s independence. These guidelines are included in our corporate governance guidelines available on our website at investor.fleetcor.com. The guidelines exceed the independence requirements of the NYSE. Under the director independence guidelines and NYSE rules, the Board must annually review each director’s independence and affirmatively determine a director has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
The Board has analyzed the independence of each director and determined that, except for our CEO, they each meet the standards of independence under our director independence standards, and applicable NYSE listing rules, including that each member is free of any relationship that would interfere with their individual exercise of independent judgment.

Director Compensation
The non-employee members of our Board receive compensation for serving as directors. Our Board believes restricted stock awards are an appropriate form of compensation for our directors because the value of the grants increases as the value of our stock price increases, aligning the interests of these directors with those of our shareholders.
Annual grants for director service for 2019 had a target value at grant of approximately $250,000, with prorated grants determined by the Board from time to time for newly-elected directors. The amount of these grants was determined based on our Board’s general experience with market levels of director compensation. In addition, the Board approved a cash payment in the amount of $50,000 for each independent committee Chair (Messrs. Macchia, Hagerty and Farrelly for 2019). The decision to provide cash compensation is reviewed on an annual basis. All members of our Board are reimbursed for actual expenses incurred in connection with attendance at Board meetings. Mr. Clarke does not receive any compensation for service on our Board.
Our Corporate Governance Guidelines set forth an expectation that all non-employee directors will hold at least a specified dollar amount of common shares or equity interests within five years of becoming a director. In 2019, our Board increased the stock ownership guideline from $150,000 to $1,250,000. Six of our non-employee directors are currently in compliance with this guideline and we expect that the remaining directors will meet the guideline within five years, as required by our Corporate Governance Guidelines.
The following table sets forth the total compensation provided to each non-employee director that served during any part of 2019.
Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Michael Buckman	—	$250,019	$250,019
Joseph W. Farrelly	$50,000	$250,019	$300,019
Thomas M. Hagerty	$50,000	$250,019	$300,019
Mark A. Johnson	—	$250,019	$250,019
Richard Macchia	$50,000	$250,019	$300,019
Hala G. Moddelmog	—	$250,019	$250,019
Jeffrey S. Sloan	—	$250,019	$250,019
Steven T. Stull	—	$250,019	$250,019

(1)    Consisted of shares of restricted stock, which vested on January 1, 2020. The value for stock awards in this column represents the grant date fair value, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. On December 31, 2019, each non-employee director had 1,276 shares of restricted stock outstanding.
Director Qualifications
The qualifications for directors are described in our corporate governance guidelines, which is available on our website. In addition to a director’s professional experience that will benefit our business, we assess a director’s or nominee’s personal traits such as accountability, integrity, independence, diversity and judgment. The Board does not currently apply any minimum qualifications or require that a director have specified qualities or skills in order to be considered for a position as a director.
Our corporate governance guidelines provide that no director should serve on more than four other public company boards, unless the compensation and governance committee determines otherwise. Directors are expected to advise the Chairman of the Board and the compensation and governance committee Chair in advance of accepting an invitation to serve on another public company board.
The Board has not limited the number of years for which a person may serve as a director or require a mandatory retirement age, because such limits could deprive us of the valuable contributions made by a director who develops, over time, significant insights into us and our operations.
The re-nomination of existing directors is not viewed as automatic, but is based on continuing qualification under the criteria stated above. In addition, the committee considers the existing directors’ performance on the Board and any committee.
Director Nomination Process
Selection of Director Nominees: Our compensation and governance committee is responsible for evaluating candidates for election or appointment to our Board based on the criteria discussed above. The compensation and governance committee considers candidates identified by it, other directors, executive officers and shareholders, and, if desired, a third party search firm. The committee selects nominees to recommend to the Board, which considers and makes the final selection of director nominees and directors to serve on its committees.
The Board recognizes the value of diversity among its members and the impact it can have on the performance of the Board.
Shareholder Recommendations of Nominees: The compensation and governance committee of the Board considers recommendations for candidates for nomination to the Board by shareholders. The compensation and governance committee will consider and evaluate candidates recommended by shareholders in the same manner as candidates recommended from other sources. If the Board determines to nominate a shareholder-recommended candidate and recommends his or her election, then that nominee will be named in the proxy statement for the next annual meeting.
Shareholder recommendations must be addressed to:
FLEETCOR Technologies, Inc.
Attention: Corporate Secretary
DIRECTOR CANDIDATE RECOMMENDATION
3280 Peachtree Road, Suite 2400
Atlanta, Georgia  30305

Proxy Access Nominations: Our Bylaws establish procedures for nominations by eligible shareholders of candidates for election as directors at an annual meeting and to have those nominees included in our proxy materials. To be timely for consideration at our 2021 annual meeting, a shareholder’s proxy access notice to the corporate secretary regarding a proxy access director nomination must be received no earlier than November 29, 2020, and no later than December 29, 2020. However, in the event that the 2021 annual meeting is called for a date that is not within thirty days of June 11, 2021, notice by the shareholder must be received by no later than the tenth day following the date of the public announcement.

Shareholder proxy access nominations must be addressed to:
FLEETCOR Technologies, Inc.
Attention: Corporate Secretary
PROXY ACCESS DIRECTOR NOMINEE
3280 Peachtree Road, Suite 2400
Atlanta, Georgia  30305

Contacting the Board: Shareholders and other interested parties can contact the Board as a group or the non-management directors as a group as follows:
For the Board as a whole: FLEETCORBoard@FLEETCOR.com
For the non-management directors: FLEETCORNonManagementDirectors@FLEETCOR.com
The Corporate Secretary reviews all written and emailed correspondence received from shareholders and other interested parties and forwards such correspondence periodically to the directors if and as appropriate.
Shareholders can submit communications anonymously or by identifying themselves.
Governance Policies
Complete copies of our corporate governance guidelines, committee charters and code of conduct are available on the Corporate Governance section of our website, at investor.fleetcor.com. In accordance with NYSE rules, we may also make disclosure of the following on our website:
•	the method for interested parties to communicate directly with the presiding director or with the independent directors as a group;
•
the identity of any member of our audit committee who also serves on the audit committees of more than three public companies and a determination by our Board that such simultaneous service will not impair the ability of such member to effectively serve on our audit committee; and

•
contributions by us to a tax exempt organization in which any independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues.

We will provide copies of any of the foregoing information without charge upon written request to:
FLEETCOR Technologies, Inc.
Attention: Corporate Secretary
3280 Peachtree Road, Suite 2400
Atlanta, Georgia 30305

04. INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS, DIRECTORS, AND MANAGEMENT

Common shares beneficially owned by our directors, our chief executive officer, our chief financial officer and our next three most highly compensated executive officers, whom we refer to as our “named executive officers” or NEOS, and all persons known to us to own more than 5% of our outstanding common shares, as of February 7, 2020. Percentages are based on 85,429,057 shares outstanding as of February 7, 2020.
Name and Address(1)	Common Shares Beneficially Owned(2)	Right to Acquire(3)	Total(4)	Percent of Outstanding Shares
The Vanguard Group(5)	9,670,168	—	9,670,168	11.3%
100 Vanguard Boulevard Malvern, PA 19355
Blackrock, Inc.(6)	7,528,757	—	7,528,757	8.8%
55 East 52nd Street New York, NY 10055
T. Rowe Price Associates, Inc.(7)	6,115,898	—	6,115,898	7.2%
100 East Pratt Street Baltimore, MD 21202
Capital Research Global Investors(8)	5,504,740	—	5,504,740	6.4%
333 South Hope Street Los Angeles, CA 90071
Prudential Financial Inc.(9)	4,820,772	—	4,820,772	5.6%
751 Broad Street Newark, NJ 07102
Jennison Associates LLC(10)	4,386,261	—	4,386,261	5.1%
466 Lexington Avenue New York, NY 10017
Directors and NEOs:
Ronald F. Clarke(11)	1,269,416	3,627,915	4,897,331	5.5%
Eric R. Dey(12)	21,686	162,000	183,686	*
John S. Coughlin(13)	22,587	277,500	300,087	*
Alan King(14)	9,297	45,957	55,254	*
David J. Krantz(15)	21,510	—	21,510	*
Armando L. Netto(16)	16,701	102,500	119,201	*

Name and Address(1)	Common Shares Beneficially Owned(2)	Right to Acquire(3)	Total(4)	Percent of Outstanding Shares
Michael Buckman(17)	18,350	—	18,350	*
Joseph W. Farrelly(18)	12,050	—	12,050	*
Thomas M. Hagerty(19)	5,026	—	5,026	*
Mark A. Johnson(20)	98,677	—	98,677	*
Richard Macchia(21)	15,126	—	15,126	*
Hala G. Moddelmog(22)	4,693	—	4,693	*
Jeffrey S. Sloan(23)	13,350	—	13,350	*
Steven T. Stull(24)	20,097	—	20,097	*
Directors and executive officers as a group (15 Persons)(25)	1,567,400	4,323,872	5,891,272	6.6%

*	Less than 1%
(1)	The business address for each individual listed is 3280 Peachtree Road, Suite 2400, Atlanta, Georgia 30305.
(2)
Unless otherwise noted, includes shares for which the named person has sole voting and investment power or has shared voting and investment power with his or her spouse. This column excludes shares that may be acquired through stock option exercises.

(3)	This column includes shares that can be acquired through stock option exercises through April 7, 2020.
(4)	This column includes common shares, restricted shares, and shares that can be acquired through stock option exercises through April 7, 2020.
(5)	This information was reported on a Schedule 13G filed by The Vanguard Group with the SEC on February 12, 2020 on behalf of three affiliated Vanguard entities.
(6)	This information was reported on a Schedule 13G filed by BlackRock, Inc. with the SEC on February 6, 2020. The Schedule 13G was filed on behalf of 20 affiliated Blackrock entities.
(7)	This information was reported on Schedule 13G filed by T. Rowe Price Associates, Inc. with the SEC on February 14, 2020.
(8)	This information was reported on Schedule 13G filed by Capital Research Global Investors, a division of Capital Research and Management Company, with the SEC on February 14, 2020.
(9)
This information was reported on Schedule 13G filed by Prudential Financial Inc. (“Prudential”) with the SEC on January 29, 2020. The Schedule 13G was filed on behalf of six affiliated Prudential entities, including Jennison Associates LLC, which beneficially owns 4,386,261 common shares.

(10)
This information was reported on Schedule 13G filed by Jennison Associates LLC with the SEC on February 7, 2020.  Prudential indirectly owns 100% of equity interests of Jennison.  As a result, Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to the Company's Common Stock held by the managed portfolios. Jennison does not file jointly with Prudential.

(11)	Includes 1,244,416 common shares, vested options to purchase 3,627,915 shares and 25,000 restricted shares subject to vesting requirements.
(12)	Includes 19,085 common shares, vested options to purchase 162,000 shares and 2,601 restricted shares subject to vesting requirements.
(13)	Includes 16,735 common shares, vested options to purchase 273,750 shares, options to purchase 3,750 shares vesting within 60 days, and 5,852 restricted shares subject to vesting requirements.

(14)	Includes 4,029 common shares, vested options to purchase 43,557 shares, options to purchase 2,400 shares vesting within 60 days, and 5,268 restricted shares subject to vesting requirements.
(15)	Includes 21,510 common shares.
(16)	Includes 9,766 common shares, vested options to purchase 97,500 shares, options to purchase 5,000 shares vesting within 60 days, and 6,935 restricted shares subject to vesting requirements.
(17)	Includes 17,567 common shares and 783 restricted shares subject to vesting requirements.
(18)	Includes 11,267 common shares and 783 restricted shares subject to vesting requirements.
(19)	Includes 4,243 common shares and 783 restricted shares subject to vesting requirements.
(20)	Includes 97,894 common shares and 783 restricted shares subject to vesting requirements.
(21)	Includes 14,343 common shares and 783 restricted shares subject to vesting requirements.
(22)	Includes 3,910 common shares and 783 restricted shares subject to vesting requirements.
(23)	Includes 12,567 common shares and 783 restricted shares subject to vesting requirements.
(24)
Represents 6,247 common shares held by Advantage Capital Financial Company, LLC (“Advantage Capital”) and related entities, 13,067 common shares held by Mr. Stull and 783 restricted shares stock subject to vesting requirements. Mr. Stull has shared voting power with respect to the shares held by Advantage Capital and as a result may be deemed to beneficially own such shares. Mr. Stull disclaims ownership of the shares held by the Advantage Capital entities except to the extent of his pecuniary interest in them. Advantage Capital is a private equity firm.

(25)	Includes one executive officer in addition to the officers and directors named in the table.

05. COMPENSATION DISCUSSION AND ANALYSIS

Our compensation policies and programs, the material compensation decisions we have made under those policies and programs, and the material factors that we have considered in making those decisions are described in this section. Following this section is a series of tables containing specific information about the compensation earned or paid in 2019 to the individuals we refer to as our “named executive officers” or “NEOs” for purposes of this proxy statement, who are our CEO and certain other highly paid executive officers, in accordance with SEC rules. The discussion below is intended to explain the detailed information provided in the executive compensation tables and to put that information into context within our overall compensation program.
Our NEOs for 2019 were:
Name	Position
Ronald F. Clarke	Chief Executive Officer and Chairman of the Board
Eric R. Dey	Chief Financial Officer
John S. Coughlin	Group President, Corporate Payments
Alan King	Group President, Europe, Australia and New Zealand Fuel
Armando L. Netto	Group President, Brazil
David J. Krantz	Former Group President, North American Fuel
In August 2019, Mr. Coughlin was promoted from Executive Vice President of Corporate Development to Group President, Corporate Payments.  In September 2019, Mr. Krantz resigned from the Company.
Responsiveness to 2019 Say-On-Pay Vote
Our say-on-pay proposal at our 2019 Annual Meeting of Shareholders received approximately 26% approval. The compensation and governance committee takes this result very seriously. We were disappointed by the outcome of the advisory vote last year, and have taken significant actions to address the issues we heard during our shareholder outreach efforts.
We undertook significant engagement efforts to receive shareholder feedback regarding our executive compensation programs and other matters of importance to shareholders. Our engagement process included not only representatives of our executive team, but also our compensation and governance committee Chair and additional Board members.
Scope of Our Outreach: Since we mailed our Proxy for the 2019 annual meeting, we contacted our largest 26 shareholders (excluding our CEO) holding approximately 70% of our common shares, including every shareholder that holds 1% or more of our common shares outstanding.  We requested specific feedback on our 2019 say-on-pay vote and any issues shareholders had with our compensation program or our governance practices and solicited their thoughts on how we might address these issues.
Engagement and Response Efforts: Our shareholder engagements included our entire compensation and governance committee, including the committee Chair, Thomas M. Hagerty, and top members of our management. Feedback received was shared regularly with the Board, including the compensation and governance committee, for review and discussion.

Key Issues:
The table below summarizes what we heard from our shareholders and how we responded in 2019.
Common Themes & Feedback Regarding CEO Compensation
WHAT WE HEARD	WHAT WE DID
EPS metric should not be used in both annual cash incentive and equity incentives	Linked CEO’s entire equity award to three-year financial goal and relative total shareholder return; linked annual cash incentive to net revenue, M&A execution and growth initiatives
Same goal levels should not be used for both annual cash incentives and equity incentives	Eliminated redundancy and adopted distinct goal levels
Incentive awards should include a relative performance metric	Incorporated a relative TSR metric into CEO’s 2019 equity award
Performance-based equity awards should use more than one performance metric	Tied CEO’s entire 2019 equity award to two metrics – Adjusted EPS and relative TSR (no stock options)
Equity awards should have a performance period longer than one year	Created a performance period of three-year end-to-end goals for CEO’s equity award

Common Themes & Feedback Regarding All NEO Compensation
WHAT WE HEARD	WHAT WE DID
Performance goals under incentive programs should be rigorous	Aligned 2019 metrics with budgeted performance and investor guidance
Time-vesting stock options should comprise less of NEOs’ equity award value	Granted only performance-based restricted shares to CEO and two other NEOs, and balanced stock options and performance-based restricted shares to properly incentivize other NEOs
Incentive awards should be earned based on a sliding scale, rather than on an “all or nothing” basis	Adopted sliding payout scale for CEO’s awards and all NEOs’ annual cash incentive awards
Incentive award payouts should be formulaic and less influenced by discretion	Limited discretion by creating distinct quantitative metrics
Company should adopt a robust compensation clawback policy
Adopted a new clawback policy that reaches any incentive-based compensation earned by an executive officer that engaged in misconduct that was received in excess of what would otherwise have been received

CD&A disclosure should be clear and transparent	Streamlined and organized CD&A, focused on pay-for-performance
Responsiveness to Shareholder Outreach
Our Board and management have taken a long-term view toward shareholder engagement and recognize that solicitation and consideration of shareholder feedback is critical to driving growth and creating shareholder value.  As a result, we regularly engage with our shareholders throughout the year in multiple forms – calls and in-person meetings with members of the management team, and shareholder conferences - to encourage ongoing, meaningful dialogue.

Forward-Leaning Corporate Governance
In response to our shareholder engagement efforts over the past five years and recent shareholder votes at our annual meetings, we have taken significant steps to adopt many corporate governance best practices:
✓	Broader Director diversity search criteria
✓	Declassified Board of Directors
✓	Majority voting in Director elections
✓	Expanded shareholder engagement
✓	Proxy access
✓	No supermajority shareholder voting
✓	Regular review of governance practices
✓	Expanded ESG initiative

Forward-Leaning Compensation Practices
FLEETCOR also has embraced best practices in our compensation programs, which strongly support our pay-for-performance philosophy and culture:
✓	CEO compensation aligned with Company performance
✓	Other NEO compensation aligned with Company and Division performance
✓	Base salary levels generally at or below peer median
✓	Target annual cash incentives generally at or below peer median
✓	Compensation overwhelmingly in stock
✓	Different performance metrics for different compensation components
✓	Incentive payouts tied closely to achieving published guidance where applicable
✓	CEO equity award based on both Company financial and relative TSR metrics
✓	CEO equity award tied to three-year performance period
✓	Significant stock ownership requirements
✓	No repricing or cashing out of underwater stock options or stock appreciation rights
✓	No hedging or pledging of common shares
✓	No excise tax gross-ups
✓	No excessive perquisites
✓	Adopted a compensation clawback policy that is stronger than current law requires
✓	Double-trigger change of control provisions
✓	Below-market severance coverage
✓	Shareholder engagement includes compensation and governance committee Chair, additional Board members and management
✓	Regular review of compensation programs
✓	Independent compensation consultant

2019 Performance Highlights
We are a leading global business payment solutions company that simplifies the way businesses manage and pay their expenses. Our portfolio of brands help companies automate, secure, digitize and control payments on behalf of their employees and suppliers. We serve businesses, partners, merchants and consumer and payment networks in North America, Latin America, Europe, and Asia Pacific.
We offer a full menu of solutions, which can help businesses control their employee-related expenses, and bill payments (AP), which can often be 50% or more of a business’s expense structure. We provide unique software solutions to our customers in fuel, corporate payments, tolls, lodging and gift, that in each category offer control and reporting benefits to the customer. These solutions are successful in part because we have built large merchant acceptance networks and a large customer base in each category, thus helping drive both supply and demand within our software solutions.
We have steadily grown to be an S&P 500 company with a market capitalization of approximately $16 billion as of March 31, 2020.
1. Adjusted net income per share is GAAP net income per share as reflected in our statement of income, adjusted to eliminate certain items. The reconciliation of adjusted net income per share to our GAAP numbers is provided in Appendix A to this proxy statement.
RELATIVE SHARE PRICE PERFORMANCE

FLEETCOR Technologies
Russell 2000
S&P data processing and outsourced services
S&P 500
$1000
$800
$600
$400
$200
$0.00
2011
2012
2013
2014
2015
2016
2017
2018
2019

The above graph assumes $100 invested on December 31, 2011, at the closing per share price of our common shares on that day ($96.60), and compares (a) the percentage change of our cumulative total shareholder return on the common shares (as measured by dividing (1) the difference between our share price at the end and the beginning of the period presented by (2) the share price at the beginning of the periods presented) with (b) (1) the S&P 500® Data Processing & Outsourced Services index, (2) the S&P 500®, and (3) the Russell 2000.
Compensation Best Practices
We believe firmly that it is our responsibility to establish and maintain compensation practices that are in the best interest of our shareholders.  To that end, we took several significant steps in 2019 and early 2020 to enhance our NEO compensation program to further shareholder interests and incorporate shareholder feedback, including the following:
•	Our engagement process in 2019 included the compensation and governance committee Chair, additional Board members and management
•	Our CEO’s 2019 equity award was linked to Adjusted EPS and relative TSR performance over a three-year, end-to-end period
•	We eliminated all performance metric redundancy between the annual cash incentive and equity-based award in our CEO’s 2019 compensation
•	2019 performance metrics under our NEO incentive programs were aligned with operating budgets and public guidance where applicable
•	We increased our NEOs’ share ownership requirements in 2019
•	We adopted a new compensation clawback policy in 2020 that is stronger than current law requires
We also structure our executive compensation program to incorporate, on an ongoing basis, sound practices that are favored by shareholders, while avoiding practices that we do not believe are in shareholders’ best interests. The table below highlights the compensation practices we embrace and those that we do not follow:

Things We Do	Things We Do Not Do
✓      NEO incentive pay is tied to multiple financial performance conditions, and equity-based incentives are denominated in common shares
✓      The great majority of NEO pay is tied to performance objectives that align with our business strategy
✓      Annual equity run rate and overhang are consistent with typical practices among similarly situated companies
✓      All change in control protections are “double-trigger”
✓      NEO (other than CEO) incentives are tied to division objectives within such NEOs’ control and Company-wide initiatives
✓      Severance benefit levels for executives are well below general market practices
✓      Our compensation and governance committee engages an independent compensation consultant
✓      We monitor and build risk-mitigation features into our compensation programs

×       Directors and executives are prohibited from hedging or pledging common shares
×       No repricing or cashing-out of underwater stock options or stock appreciation rights
×       No excise tax gross-ups
×       No current payment of dividends on unvested equity awards
×       No excessive perquisites
×       No “single trigger” change in control provisions

Components of Compensation and Target Direct Compensation Mix
Components of Compensation: The following table sets forth the key elements of our 2019 NEO compensation programs:
What We Pay	Why We Pay It	Key Features
Base Salary	Attract and retain high-performing executives by providing a secure and appropriate level of base pay	Aligned with peer practices and internal parity considerations; reviewed annually and subject to adjustment
Annual Cash Incentive	Encourage and reward accomplishment of annual operating plan and individual objectives	Only earned if we meet performance goals tied to our operating budget and strategic initiatives
Equity-Based Awards	Motivate performance and align a significant portion of NEO compensation with our ongoing success and with shareholder returns
•         100% of CEO’s and two other NEOs’ 2019 equity awards granted in performance-based restricted shares
•         Performance-based restricted share awards only have value to our NEOs to the extent the pre-established corporate and/or individual performance goals established by the compensation and governance committee are achieved
•         Other NEOs’ equity awards granted in performance-based restricted shares and stock options
•          Stock options have value for our NEOs only if our stock price increases

Employee Benefits and Perquisites	Attract and retain executive talent
•         Customary retirement and health and welfare benefits to all of our salaried employees, including our NEOs
•         No nonqualified deferred compensation plans or defined benefit pension plans
•         No excessive perquisites

Our mix of compensation elements is designed to reinforce business and strategic objectives, recognize and reward performance, motivate long-term value creation, and align our NEOs’ interests with those of our shareholders. We achieve this through a combination of cash and equity awards.
Target Mix of Compensation: The compensation and governance committee strives to achieve an appropriate mix between fixed versus variable pay and cash versus equity-based compensation awards in order to meet our compensation objectives. Our compensation and governance committee does not have a rigid policy for allocating compensation between short- and long-term compensation and cash and non-cash compensation. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our NEOs to deliver superior shareholder return and retain them to continue their careers with us on a cost-effective basis. Our compensation and governance committee generally references cash-based components of compensation at or below market levels and equity-based components of compensation (based on target levels) at or above market levels, resulting in total target compensation that is generally above the peer median for our CEO, and generally in alignment with the peer median for our other NEOs.  Although the compensation and governance committee includes this market data and its general understanding of current compensation practices in the market in the overall mix of factors it considers in assessing NEO compensation, it does not target a mathematically precise market position for total compensation or any individual element of compensation.
The ultimate compensation levels reflect the application of these policies to the varying responsibilities of the NEOs. Generally, the greater the responsibility of the executive and the greater the potential impact of the executive on the Company’s financial performance, the higher the proportion of compensation that can be earned by the executive in the form of performance-based compensation.
Our CEO has the greatest responsibility in managing and driving the performance of our Company. He joined our Company in 2000, and has managed our significant growth through a combination of organic initiatives, product and service innovation and over 80 acquisitions of businesses and commercial account portfolios, and has overseen the growth of our revenue from $33.0 million in 2000 to over $2.6 billion in 2019.
2019 CEO Pay Program Aligns with Shareholder Value Creation
Our CEO’s 2019 total pay program reflects the above compensation philosophy objectives. In response to input gleaned from our shareholders during our outreach program, we modified several aspects of the CEO’s incentive opportunities to more directly link CEO pay to shareholder value creation.
Based on feedback from shareholders, it became clear in spring 2019 that our 2019 say-on-pay proposal would not receive the level of support that we desired. As a result, the compensation and governance committee determined not to approve Mr. Clarke’s 2019 equity award without receiving the benefit of shareholder feedback on pay generally and CEO compensation specifically. After management received substantial feedback from our shareholders in the spring and early summer of 2019, the compensation and governance committee re-evaluated the Company’s compensation program and, in August 2019, made decisions with respect to Mr. Clarke’s 2019 compensation package that were aligned with the shareholder feedback. Specifically, the compensation and governance committee approved a 2019 equity award for Mr. Clarke that was entirely subject to a performance period with three-year end-to-end goals, in response to shareholder concerns regarding our prior use of a one-year performance period. Further, although the compensation and governance committee had originally approved goals for Mr. Clarke’s 2019 annual cash incentive opportunity in February 2019, it modified that opportunity in August 2019 by eliminating the 2019 Adjusted EPS goal and replacing it with a 2019 GAAP net revenue goal. This modification was in direct response to shareholders’ concerns about using an EPS metric in both the annual cash incentive and equity award programs (as further described below).

The table below outlines the various performance metrics that were ultimately used in the CEO’s 2019 pay program, which metrics were selected to drive a focus on corporate objectives that are expected to produce an increase in shareholder value:
Pay Element	Performance Metric(s)	Rationale and Key Features
Annual Cash Incentive	Net revenue (50% weight)	Revenue growth is critically important to our success given the operating leverage in our business
	M&A (25% weight)	We expect M&A to continue to contribute to growth
	Growth Initiatives or Enablers (25% weight)	Drive initiatives to improve financial results
Equity Award	3-Year Compound Adjusted EPS Growth
Targeted 3-year compound Adjusted EPS growth will align CEO’s rewards with earnings growth over the full 3-year period; performance below a threshold Adjusted EPS level results in no payout, performance above threshold results in a payout between 50% (at threshold) and 150% (at maximum Adjusted EPS performance)

Relative TSR Modifier
•  Modifies the payout earned under the compound Adjusted EPS growth metric as a function of Company TSR performance relative to the S&P 500 over the three-year performance period
•  Modifier requires a threshold relative TSR performance level to be achieved for any amount earned based on Adjusted EPS growth to be paid, and achievement of the maximum relative TSR performance level would increase the Adjusted EPS growth payout by 50% above the payout level resulting from the Adjusted EPS performance
•  Use of a TSR metric enhances the link and alignment between shareholders and management

Our CEO’s 2019 performance-based restricted shares are directly tied not only to Adjusted EPS growth, but also the Company’s TSR performance relative to that of the S&P 500. As reflected in the chart below, even if Adjusted EPS growth is strong, none of the 2019 performance-based restricted shares will be earned by our CEO unless the Company’s TSR performance over the three-year performance period is at least equal to the 25th percentile of the S&P 500. The maximum number of performance-based restricted shares that can be earned under the 2019 award, regardless of the scope of over-performance of the three-year Adjusted EPS growth and relative TSR goals, is 200% of the targeted amount.
The chart below illustrates the operation of the relative TSR modifier at various levels of Adjusted EPS growth performance (below threshold, threshold, target, and maximum):

Application of Relative TSR Modifier to Shares Earned for EPS Growth
Threshold EPS Growth
Target EPS Growth
Maximum EPS Growth
Maximum TSR:
Earn 50% moreshares when TSR performance is ≥75th %ile; capped at 200% of the targeted number of shares
Threshold TSR:
Earn 50% fewer shares when TSR performance = 25th %ile
Below Threshold:
No shares earned unless performance meets or exceeds both the EPS Growth and relative TSR thresholds
Earned Number of Shares
60,000
50,000
40,000
30,000
20,000
10,000
0
0th %ile
25th %ile
50th %ile
75th %ile
100th %ile
FLEETCOR's TSR Performance vs. S&P 500

Key Elements of 2019 Named Executive Officer Compensation
Base Salary
2019 Highlight—Our CEO’s base salary has not been increased since 2014.

Base salaries are reviewed annually, taking into account individual responsibilities, individual performance, the experience of the individual, current salary, retention incentives, internal equity and the compensation and governance committee ’s evaluation of the competitive market. No particular weight is assigned to these factors. The table below illustrates the base salaries determined for our NEOs in 2019:
Named Executive Officer	2019 Base Salary Rate
Ronald F. Clarke	$1,000,000
Eric R. Dey	$500,000
John S. Coughlin	$420,000
Alan King(1)	$311,381
Armando L. Netto(1)	$341,546
David J. Krantz	$400,000
(1) Mr. King’s compensation is denominated in British Pounds, and Mr. Netto’s compensation is denominated in Brazilian Real. For purposes of this disclosure, all 2019 amounts for Mr. King have been converted to U.S. dollars at an average exchange rate of $1 to £0.7830 for 2019, and all amounts for Mr. Netto have been converted to U.S. dollars at an average exchange rate of $1 to R$3.9401 for 2019.

Consistent with our general desire to emphasize variable pay over fixed pay, each NEO’s base salary remained unchanged from 2018 to 2019, except for Mr. Netto’s.  Moreover, Mr. Clarke’s base salary has not increased in six years.  Mr. Netto’s base salary increased 7% (normalized for fluctuations in the currency exchange rate) as a result of our expanding operations and his increased responsibilities.
Annual Cash Incentive

New for 2019—Our CEO’s annual cash incentive award is contingent upon achieving performance goals associated with net revenue, M&A or divestiture activity, and growth initiatives or enabler goals. Other than for Mr. Coughlin, the 2019 target annual cash incentive awards were maintained at the same percentage of base salary for all of our NEOs as in 2018.

The primary objectives of our annual cash incentive program are to provide an incentive for superior work, to motivate our NEOs toward even higher achievement and business results and to tie our NEOs’ goals to Company performance.  We use Company-wide, individual and business unit performance goals in our annual cash incentive program.  Individual or business unit performance goals are tied to the particular area of expertise and responsibilities of the NEO and their performance in attaining those objectives. Except as described below for Mr. Coughlin who was promoted to Group President, Corporate Payments, the 2019 target annual cash incentive levels (as a percent of base salary) for all NEOs were maintained at the same levels as in 2018.
The compensation and governance committee determined the target annual cash incentive payout levels based on a combination of factors, including each executive’s role and responsibilities, experience and skills, expected contribution to the Company and potential impact of the NEO’s performance on revenue and net income growth. Amounts below are shown as a percent of each NEO’s base salary:
Named Executive Officer	Below Threshold	Target	Maximum
Ronald F. Clarke	0%	100%	200%
Eric R. Dey	0%	50%	65%
John S. Coughlin(1)	0%	73.8%	110.7%
Alan King	0%	50%	75%
Armando L. Netto	0%	50%	72.5%
David J. Krantz	0%	50%	75%
(1) For 2019, the target annual cash incentive opportunity for Mr. Coughlin was temporarily increased from its 2018 level of 50% of base salary in recognition of his promotion from Executive Vice President of Corporate Development to Group President, Corporate Payments.

2019 performance goals and results. Our CEO makes recommendations regarding individual or business unit performance goals, which are reviewed and approved by the compensation and governance committee.
Based on achievement of the applicable performance goals, the CEO’s annual cash incentive could be paid out in amounts up to 200%, and all other NEOs’ annual cash incentives could be paid out in amounts up to 150%, of the individual target amounts for performance exceeding objectives. Annual cash incentive awards could be paid out in amounts below the individual target amounts if actual performance achieved minimum thresholds. Performance below threshold results in no payout for a given goal.

Ron Clarke:
In February 2019, when the compensation and governance committee approved the other NEOs’ annual cash incentive objectives, it approved objectives for Mr. Clarke that were weighted 50% toward Adjusted EPS, 25% toward M&A Achievement (as defined below), and 25% toward Growth Initiatives or Enablers (as defined below).  Under that original design, the portion of the annual cash incentive subject to Adjusted EPS goals could be earned as follows:
Performance Metric	Weighting	Goal
		Threshold (50%)	Target (100%)	Above Target (150%)	Maximum (200%)
Adjusted EPS	50%	≥$11.45	≥$11.55	≥$11.65	≥$11.75

However, in direct response to feedback from our shareholders that an EPS metric should not be used in both annual cash incentive and equity incentive awards, in August 2019, the compensation and governance committee modified the CEO’s annual cash incentive opportunity to eliminate the Adjusted EPS goal and replace it with a GAAP net revenue goal.  As a result, the CEO’s 2019 annual cash incentive award payout was determined as follows:
Performance Metric	Weighting	Goals ($ values in millions)				2019 Achievement	% of Target Earned
		Threshold (50%)	Target (100%)	Above Target (150%)	Maximum (200%)
GAAP Net Revenue, as adjusted(1)	50%	≥$2,575	≥$2,600	≥$2,625	≥$2,650	$2,609	100%
M&A Achieved(2)	25%	N/A	≥$400	≥$600	≥$800	$450	100%
Growth Initiatives or Enablers(3)	25%	N/A	Achieve 2 goals	Achieve 3 goals	Achieve 4 or more goals	Achieved 2 goals	100%
					Target Payout		$1,000,000
					Total Payout % Earned		100%
					Actual Annual Cash Incentive Payout		$1,000,000

(1) GAAP net revenue was adjusted to be consistent with the macro-economic environment assumed in the 2019 budget in early 2019 and excluded the impact of acquisitions.
(2) “M&A Achievement” is determined based on the aggregate transaction value of material mergers and acquisitions, divestitures or joint ventures for which the Company signs definitive documentation during 2019.
(3) “Growth Initiatives or Enablers” goals were as follows:  (1) achieve 15% sales growth across FLEETCOR; (2) complete a processing initiative; (3) sign a particular new partnership agreement; (4) creation and growth of a new international product in Brazil; (5) reestablish growth in certain fuel card lines; and (6) improve IT effectiveness and performance.  The achievement for this metric was driven by signing the new partnership agreement and the success of Brazil’s urban tag initiative.

Eric Dey:  Mr. Dey’s 2019 annual cash incentive was determined as follows:
Performance Metric	Weighting	Goals ($ values in millions)			2019 Achievement	% of Target Earned
		Threshold (50%)	Target (100%)	Maximum (150%)
GAAP Net Revenue, as adjusted (1)	30%	≥$2,575	≥$2,600	≥$2,625	$2,609	100%
Relative Stock Price Growth(2)	30%	3%	5%	10%	90%	150%
Recruiting	15%	5% for filling each of three key finance leadership roles			All three roles filled	100%
Operating Expenses/Capital Expenditure Budget (3)	25%	Operating expenses and capital expense results less than budget, with no unapproved individual expense overruns of greater than $1MM.			Below budget by 1%	100%
				Target Payout		$250,000
				Total Payout % Earned		115%
				Actual Annual Cash Incentive Payout		$287,500

(1) GAAP net revenue was adjusted to be consistent with the macro-economic environment assumed in the 2019 budget and excluded the impact of acquisitions.
(2) “Relative Stock Price Growth” is the amount by which the percentage growth in the Company’s stock price for the period commencing on January 1, 2019 and ending on December 31, 2019 exceeds the percentage growth in the S&P 500 index.
(3) Operating Expenses adjusted for expenses related to bad debt, stock compensation, exchange rates, and one-time extraordinary items.
John Coughlin:  Mr. Coughlin’s 2019 annual cash incentive was determined as follows:
Performance Metric	Weighting	Goals ($ values in millions)			2019 Achievement	% of Target Earned
		Threshold (50%)	Target (100%)	Maximum (150%)
Corp Dev. Group Transactions (1)	100%	≥$400	≥$750	≥$1,000	$450	50%
				Target Payout		$310,000
				Total Payout % Earned		50%
				Actual Annual Cash Incentive Payout		$155,000

(1) “Corp Dev. Group Transactions” is determined based on the aggregate transaction value of acquisitions, minority investments, joint ventures or asset contributions with respect to the Global Corporate Development Group for which the Company signs definitive documentation during 2019.

Alan King:  Mr. King’s 2019 annual cash incentive was determined as follows (with no interpolation between performance levels):
Performance Metric	Weighting	Goals			2019 Achievement	% of Target Earned
		Threshold (50%)	Target (100%)	Maximum (150%)
2019 United Kingdom/Australia/New Zealand Net Revenue Goals(1)
UK Fuels(2)	25%	95-99.9%	100-104.9%	≥105%	100%	100%
Epyx(3)	10%	95-99.9%	100-104.9%	≥105%	101%	100%
ANZ(4)	5%	95-99.9%	100-104.9%	≥105%	97%	50%
2019 Starts Revenue Goals(5)
UK Fuels	15%	95-99.9%	100-104.9%	≥105%	<95%	0%
Epyx	7.5%	95-99.9%	100-104.9%	≥105%	100%	100%
ANZ	7.5%	95-99.9%	100-104.9%	≥105%	100%	100%
Beyond Fuel Net Revenue(6)	30%	75-99.9%	100-124.9%	≥125%	<75%	0%
				Target Payout		$155,691
				Total Payout % Earned		53%
				Actual Annual Cash Incentive Payout		$81,738(7)

(1) Net revenue means GAAP revenues. No portion of the annual cash incentive would be earned with respect to these net revenue goals if the operating expenses of the line of business, excluding extraordinary expenses associated with unbudgeted revenue opportunities that are identified midyear were greater than the 2019 budgeted amount.
(2) UK Fuels refers to the Company’s fuel card product offerings in the United Kingdom.
(3) Epyx refers to the Company’s fleet maintenance, service and repair division based in the United Kingdom.
(4) ANZ refers to the Company’s slate of product offerings in Australia and New Zealand.
(5) “Starts Revenue” means annualized revenue from new customers with a transaction.
(6) “Beyond Fuel Net Revenue” means specific types of revenue from fuel customer accounts that purchase products or services other than fuel.
(7) Converted from GBP to USD using an average exchange rate of $1 to £0.7830 for 2019.
Armando Netto:  Mr. Netto’s 2019 annual cash incentive was determined as follows:
Performance Metric	Weighting	Goals			2019 Achievement	% of Target Earned
		Threshold (50%)	Target (100%)	Maximum (150%)
Brazil Net Revenue(1)	40%	95-99.9%	100-104.9%	≥105%	100%	100%
Brazil Sales(2)	30%	95-99.9%	100-104.9%	≥105%	>105%	150%
Key Projects Achievement(3)	30%	10% for each Key Projects goal attained, up to a maximum of 40%			Achieved two goals	67%
				Target Payout		$170,772
				Total Payout % Earned		105%
				Actual Annual Cash Incentive Payout		$179,311(4)

(1) “Brazil Net Revenue” performance achievement is determined based on the percentage achievement of our 2019 overall Brazil net revenue budget.  No portion of the annual cash incentive award would be earned with respect to this metric if the operating expenses of the line of business, excluding extraordinary expenses associated with unbudgeted revenue opportunities that are identified midyear were greater than the 2019 budget amount.
(2) “Brazil Sales” performance achievement is based on the percentage achievement of our 2019 overall Brazil sales budget.
(3) “Key Projects” goals were:  (1) sign a new deal with a particular partner; (2) sign a new fuel RFID network deal; (3) execute a specific business transaction; (4) sign a second material partnership deal; (5) acquire a particular line of business; and (6) achieve targeted revenue in non-fuel products.
(4) Converted from BRL to USD using an average exchange rate of $1 to R$3.9401 for 2019.

David Krantz:  Mr. Krantz’s 2019 annual cash incentive was determined as follows:
Performance Metric	Weighting	Achievement Level	Payout Percentage
US Fuel Net Revenue(1)	30%	≥95%	50%
		≥100%	100%
		≥101%	115%
		≥102%	120%
		≥103%	130%
		≥104%	140%
		≥105%	150%
US Fuel Sales(2)	30%	≥95%	50%
		≥100%	100%
		≥101%	115%
		≥102%	120%
		≥103%	130%
		≥104%	140%
		≥105%	150%
Key Projects Achievement(3)	40%	10% of the aggregate annual cash incentive award could be earned for each Key Projects goal attained, up to a maximum of 60%

(1) The US Fuel Net Revenue performance achievement is determined based on the percentage achievement of our 2019 overall US Fuel net revenue budget.  No portion of the annual cash incentive award would be earned with respect to this metric if the operating expenses of the line of business, excluding extraordinary expenses associated with unbudgeted revenue opportunities that are identified midyear were greater than the 2019 budgeted amount.
(2) The US Fuels Sales performance achievement is determined based on the percentage achievement of our 2019 overall US Fuel sales budget.
(3) “Key Projects” goals were:  (1) design fuel initiatives to achieve a target growth budget; (2) achieve targeted revenue for three specific new product offerings in 2019, each an individual goal worth 10%; (3) design and implement a new partner sales channel; and (4) achieve targeted sales growth in a specific product offering.
As Mr. Krantz terminated his employment with the Company prior to the end of 2019, he was not eligible for any annual cash incentive payout, regardless of achievement, and thus the compensation and governance committee did not assess performance against his goals, and no payout was made.

Equity Awards

New for 2019—The 2019 equity awards to our CEO and two other NEOs were comprised 100% of performance-based restricted shares, and the CEO’s award is tied to three-year compound Adjusted EPS growth, with a relative TSR modifier.  We continued to grant a mix of performance-based restricted shares and time-based stock options to our other NEOs.

We believe that performance-based restricted share awards are effective tools for meeting our compensation goals because the conditions to vesting motivate the achievement of performance goals and the value of the grants will increase as the value of our stock price increases. We have not historically provided stock option grants to each NEO on an annual basis, but rather have done so periodically based on our performance. We believe that stock options are an effective tool for meeting our compensation goals because NEOs are rewarded only if our stock price increases relative to the stock option’s exercise price.
In determining the size of the equity-based incentives to be awarded to our NEOs, we evaluate the competitive market with the assistance of our independent compensation consultant. We also take into account a number of internal factors, such as the relative job responsibility, the value of each NEO’s existing vested and unvested equity incentive awards, individual performance history, prior contributions to the Company and the size of prior grants.

Our CEO makes equity award grant recommendations for each executive officer, including our NEOs (other than himself). Grant recommendations are presented to the compensation and governance committee for its review and approval.
2019 equity awards. During 2019, we granted the following equity-based incentive awards to our NEOs:
Named Executive Officer	Total Performance-Based Restricted Shares (#)	Stock Options (#)
Ronald F. Clarke	25,000	—
Eric R. Dey	2,601	—
John Coughlin	5,852	15,000
Alan King	5,268	9,600
Armando L. Netto	6,935	20,000
David J. Krantz	7,601	—

Performance-based restricted share grants
CEO 2019 Award. In response to input provided by our shareholders in 2019, our CEO’s 2019 long-term incentives were 100% comprised of performance-based restricted shares tied to three-year Adjusted EPS growth and relative TSR goals. As used in this Compensation Discussion and Analysis (as more thoroughly described in Appendix A), “Adjusted EPS” is GAAP earnings per share, excluding the expenses related to (a) amortization of intangibles and debt issuance costs, (b) stock compensation (excluding cash taxes), (c) gain or loss on equity investments, and (d) miscellaneous other non-cash items and items that are one-time in nature or not representative of normal business operations, as well as the corresponding tax impact of all these same items.   As we previously committed, Mr. Clarke’s 2019 grant was not issued from the 3,500,000 share pool increase approved in 2018.  These goals for the 2019 performance-based restricted shares operate as follows:

Step 1: Compound Adjusted EPS Growth vs. Target: The Company’s compound Adjusted EPS growth over the performance period beginning on January 1, 2019 and ending on December 31, 2021 is compared to the three-year performance target established at the beginning of 2019. The number of performance-based restricted shares earned under this Step 1 in relation to the targeted 25,000 shares will be determined according to the following table:
2019–2021 Compound Adjusted EPS Growth vs. Targeted Level	% of Target	Step 1 Performance-Based Restricted Shares Earned (#)
Below Threshold (<75% of target Adjusted EPS growth)	0%	0
Threshold (75% of target Adjusted EPS growth)	50%	12,500
Target (100% of target Adjusted EPS growth)	100%	25,000
Maximum (130% of target Adjusted EPS growth)	150%	37,500

Step 2: Relative TSR Modifier: The number of performance-based restricted shares earned under Step 1 is then modified by a factor tied to the Company’s three-year TSR (2019–2021) in relation to the S&P 500. This relative TSR modifier is applied to the Step 1 number of earned shares as follows:
2019–2021 TSR Relative to the S&P 500	Modifier to Step 1 Number of Shares Earned
Below Threshold (<25th percentile of S&P 500)	0% (no shares earned)

Threshold (25th percentile of S&P 500)	50% reduction in Step 1 shares earned
Target (50th percentile of S&P 500)	100% of Step 1 shares earned
Maximum (≥75th percentile of S&P 500)	50% increase in Step 1 shares earned

Performance between the 25th percentile threshold level and 75th percentile maximum level is determined by straight-line interpolation.
Step 3: Apply Overall 200% Maximum: Regardless of the degree of over-performance of the three-year Adjusted EPS growth goal and the three-year relative TSR goal, the overall maximum number of 2019 performance-based restricted shares that may be earned by our CEO is 200% of the targeted number.
Other NEOs. For the NEOs other than Mr. Clark, a portion of the 2019 performance-based restricted share awards is tied to Adjusted EPS achievement (“EPS Performance Shares”), and a portion is tied to achievement with respect to individual or business unit goals (“PBO Performance Shares”), except that Mr. Dey’s entire performance-based restricted share award consists of EPS Performance Shares.  These 2019 performance-based restricted share awards operate as described below.
In 2019, we granted 2,601 EPS Performance Shares to each of the NEOs (other than Mr. Clarke), which EPS Performance Shares would be earned if we achieved Adjusted EPS of $11.55 for the 2019 fiscal year.  This goal exceeded the Adjusted EPS performance goals for our 2016, 2017, and 2018 performance-based restricted share awards, which were generally $6.50, $8.31 and $10.20, respectively.  Our actual Adjusted EPS performance for those years was $6.92, $8.54, and $10.74, respectively.
In February 2020, the compensation and governance committee determined that the Adjusted EPS objective was achieved, based on our 2019 Adjusted EPS performance of $11.68.  As a result, each of the NEOs earned their EPS Performance Shares, which were paid in full in the form of common shares.
Also in 2019, we granted PBO Performance Shares to each of the NEOs other than Mr. Clarke and Mr. Dey.  For each participating NEO, the target number of PBO Performance Shares, the applicable performance goals, actual 2019 achievement and earned payouts are described below.
John Coughlin:  Mr. Coughlin’s 2019 grant of 3,251 PBO Performance Shares can be earned based on the aggregate transaction value of the acquisitions, minority investments, joint ventures, divestitures or asset contributions for which the Company signed definitive documentation (“Transaction Value”), measured over a three-year performance period. Specifically, if the aggregate Transaction Value for the performance period beginning on January 1, 2019 and ending on December 31, 2021 met or exceeded $2,575MM, 100% of the PBO Performance Shares would vest.
All or a portion of the award could be earned earlier at up to the target amount in the event that the Transaction Value for 2019 met or exceeded $400MM, as shown in the following table (with no interpolation between performance levels).
Target PBO Performance Shares	Transaction Value Goals ($ values in millions)			2019 Achievement
	Below Threshold (no payout)	Threshold (50%)	Target (100%)		% of Target Earned
3,251	<$400	≥$400	≥$750	$450	50%
		Total PBO Performance Shares Earned			1,623

Because the Transaction Value for 2019 exceeded the 2019 threshold level, but fell short of the 2019 target level, Mr. Coughlin earned 50% of his PBO Performance Shares following completion of the 2019 performance year, and the remaining portion of the target award may be earned based on achievement over the full 2019-2021 performance period.
Alan King:  We granted Mr. King 2,667 PBO Performance Shares that could be earned based on the compensation and governance committee’s assessment of Mr. King’s performance during 2019 in completing new partnership deals or acquisitions in the United Kingdom, Australia or New Zealand, or materially progressing our Beyond Fuel initiative in the United Kingdom.  In early 2020, the compensation and governance committee determined that Mr. King’s 2019 PBO Performance Shares would vest at 100% as a result of his work with respect to our acquisition of r2c, a fleet maintenance, compliance and workshop management software provider in the United Kingdom.
Armando Netto:  We granted Mr. Netto 4,334 PBO Performance Shares that could be earned based on achievement against the performance goals described in the following table:
Target PBO Performance Shares	Performance Goal	2019 Achievement	% Target Earned
2,889	“Beyond Fuel” Sticker sales of R$7,000,000	R$15,400,000	100%
1,445	Complete certain business acquisitions or enter into specified partnerships/ventures during 2019	Not achieved	0%
		Total PBO Performance Shares Earned	2,889

David. Krantz:  Mr. Krantz was awarded 5,000 PBO Performance Shares that would be earned if we achieved an adjusted net revenue target for his division in the first half of 2019.  His PBO Performance Shares vested in connection with his termination of employment, and the compensation and governance committee did not assess actual achievement against the performance goal.
Stock option grants. The exercise price of each stock option grant is the fair market value of our common shares on the grant date (closing stock price). Stock option awards to our NEOs in 2019 generally vest ratably over a period of four years and are earned only with continued employment through the vesting period. We believe stock option awards are inherently performance-based, requiring stock price appreciation before there is any real value earned, while encouraging long-term employment with the Company.
Omission of Certain Goal Levels
We believe that disclosure of certain goal levels for our NEOs’ annual cash incentive and equity awards described above would cause us competitive harm. However, we have provided information regarding the payout levels that would be applied based on percentage achievement against the target levels for such goals.  In setting the applicable target levels, the compensation and governance committee considered how achievement of the performance goals could be impacted by events expected to occur in the coming years, and how likely it would be for the goals to be achieved. We believe that the below-target goals (where applicable) have been established at levels that should be appropriately difficult to attain, and that the target goals require considerable effort on the part of each NEO to achieve.  Achievement of above-target goals (where applicable) is considered to be a “stretch” target given market conditions.
Other Compensation and Benefits
Employee Benefits.  All U.S.-based salaried employees including NEOs may participate in a 401(k) plan. Our 401(k) plan provides that we match 25% of an employee’s contribution, up to an employee contribution of 4% of salary. Our NEOs in the U.S. may participate in this 401(k) plan on the same basis as all of our other participating employees. Consistent with local employment practices, our senior executives in Brazil, including Mr. Netto, receive a car allowance on a monthly basis to assist with the cost of transportation.  Mr. King also receives a car allowance, consistent with local employment practices.
We provide health benefits to all of our eligible employees and pay the premiums for these benefits on behalf of our NEOs. We provide to our NEOs life insurance benefits, long-term care insurance and concierge doctor services and also pay these premiums.
We do not provide any nonqualified deferred compensation arrangements or defined benefit pension plans to our NEOs.
Employment Agreements and Offer Letters; Severance and Change-in-Control Benefits. We entered into an employment agreement with our CEO in 2010 and we entered into a service agreement with Mr. King in 2016. We have also entered into offer letter agreements with each of our other NEOs. Both Mr. Clarke’s and the other NEOs’ agreements provide that in the case of their termination under specific circumstances, they will be entitled to certain severance payments. These agreements are discussed below in “Potential Payments Upon Termination or Change in Control.”
We provide severance compensation if our NEOs are terminated without cause to attract and retain qualified executive talent, and, with respect to post-change in control benefits, to incentivize our NEOs to act in the best interests of our shareholders in the face of a transaction even if they may be terminated as a result.
Upon Mr. Krantz’s separation from the Company in September 2019, the unvested portion of his 2018 stock option grant, and his 2019 performance-based restricted share award, vested, as further described below under “Potential Payments Upon Termination or Change in Control.”
Pursuant to the terms of his offer letter, Mr. Netto receives quarterly bonus payments each year equivalent to approximately $25,380 annually (based on an average exchange rate of $1 to R$3.9401 for 2019), in lieu of participation in traditional employee benefits such as Christmas bonus, vacation bonus and pension contributions.
Process to Review, Revise, and Set Compensation
The compensation and governance committee is responsible for administering our executive compensation program and making decisions with respect to the compensation paid to our NEOs.  In making such decisions, the compensation and governance committee considers a variety of factors, including:
•	The compensation and governance committee’s evaluation of the competitive market, including referencing peer group data provided by its independent compensation consultant;
•	The feedback received from our shareholders and proxy advisory firms;
•	The roles and responsibilities of our executives, including each executive’s impact on creating shareholder value;
•	The individual experience and skills of, and expected contributions from, our executives;
•	Pay relative to other NEOs at the Company;
•	The individual performance of our executives during the year and the historical performance levels of our executives; and
•	Our overall financial performance.
Role of Independent Compensation Consultant: The compensation and governance committee hired Pearl Meyer as its compensation consultant for 2019. Specifically, Pearl Meyer:

•	Reviewed historical say-on-pay voting results, CEO pay and shareholder outreach considerations; and
•	Developed recommendations for the CEO’s 2019 compensation program design, taking into consideration these results and our business strategy, competitive practices and shareholder engagement feedback.
The compensation and governance committee determined that Pearl Meyer was independent under NYSE listing rules.
Role of Management: Our CEO provides substantial input to the compensation and governance committee in reviewing the performance of the other executive officers and making compensation recommendations for executive officers who report directly to him.  The CEO does not participate in determining the amount of his own compensation. Decisions regarding the compensation of our CEO are made by the compensation and governance committee.
Compensation Peer Group
We considered the compensation levels, programs and practices of industry peer companies to assist us in setting compensation for our NEOs by taking into account market competitiveness and the goal of motivating our executives to appropriately drive corporate performance. The compensation and governance committee periodically reviews and updates the list of companies comprising the peer group to provide an appropriate marketplace focus.
In 2018, the compensation and governance committee engaged Pearl Meyer to construct an industry peer group that the compensation and governance committee could use to analyze the competitive market. In general, the industry peer group was identified by considering similarly sized publicly traded companies in the data processing, payments and business services sectors, and consisted of the following companies:
Industry Peer Group
Alliance Data Systems Corporation	Intuit Inc.
Broadridge Financial Solutions, Inc.	Jack Henry & Associates, Inc.
Euronet Worldwide, Inc.	Paychex, Inc.
First Data Corporation	Total System Services, Inc.
Fiserv, Inc.	Worldpay, Inc.
Global Payments Inc.	WEX Inc.
In addition to referencing the pay data of the above peers, we referenced the most recently available pay data of Blackhawk Network Holdings, Inc., which was acquired in 2018, and Vantiv, Inc., which was acquired in 2019. The industry peer group was not changed for purposes of 2019 executive compensation decisions, as the compensation and governance committee determined that it continued to appropriately reflect competitive pay practice and levels.
The compensation and governance committee referred to the industry peer group in setting compensation for 2019 for our NEOs. Generally, the compensation and governance committee references cash-based compensation at or below market levels and equity-based compensation (based on target levels) at or above market levels, resulting in total target compensation above the peer median for our CEO and generally in alignment with the peer median for our other NEOs. Although the compensation and governance committee includes this market data and its general understanding of current compensation practices in the market in the overall mix of factors it considers in assessing NEO compensation, it does not target a mathematically precise market position for total compensation or any individual element of compensation. Comparisons to the peer group for purposes of this Proxy Statement are based on an adjustment of the peer group compensation data by the Company to account for the passage of time.

Information on Other Compensation-Related Topics
Stock Ownership Policy. Our executive officers are subject to stock ownership requirements (expressed as a multiple of base salary). In response to input in our shareholder outreach process, we increased the stock ownership guideline requirements in 2019 to the following levels (which must be obtained within five years):
•	Chief Executive Officer	6x
•	Chief Financial Officer	4x
•	All Other Executive Officers	3x
All of our executive officers, including the NEOs, were in compliance with these guidelines as of December 31, 2019.
Insider Trading Policy. The Company maintains an insider trading policy applicable to all directors and employees. The policy provides that Company personnel may not buy, sell or engage in other transactions in the Company’s stock while in possession of material non-public information, buy or sell securities of other companies while in possession of material non-public information about those companies they become aware of as a result of business dealings between the Company and those companies, or disclose material non-public information to any unauthorized persons outside of the Company. The policy also restricts trading for a limited group of Company employees (including all directors and NEOs) to defined window periods which align with our quarterly earnings releases.
Anti-Hedging and Pledging Policy. Derivative securities are securities, contracts or arrangements the value of which varies in relation to the price of our securities. For example, derivative securities would include exchange-traded put or call options, as well as individually arranged derivative transactions, such as prepaid forwards. Many forms of derivatives are speculative in nature (meaning that their value fluctuates based on short-term changes in the price of our shares), and the purchase or sale of such derivatives by our employees could motivate them to take actions that are in conflict with the long-term interests of other shareholders and could also cause the appearance of misuse of inside information.
Our employees, officers and directors are prohibited from purchasing or selling derivative securities, entering into derivatives contracts relating to our stock or otherwise engaging in hedging transactions. The prohibition on hedging transactions does not apply to stock options and awards under employee plans. Furthermore, our insider trading compliance policy prohibits executive officers and directors from pledging or otherwise using our common shares as collateral.
Equity Grant Practices. We generally grant equity-based incentives annually during the first calendar quarter. To date there has been no set program for the award of incremental periodic grants, and our compensation and governance committee retains discretion to make equity awards at any time, including in connection with the promotion of an executive, to reward an executive for extraordinary performance or the assumption of additional responsibilities or for retention purposes.
Clawback Policy. In 2019, in response to shareholder input received during our outreach process, as well as the results of a shareholder proposal submitted to shareholders in 2019, we adopted a new clawback policy applicable to our executive officers, including our NEOs, which applies to all incentive-based compensation earned by our executive officers. The clawback policy provides that if our compensation and governance committee determines that an executive officer engaged in misconduct that contributed to the Company being required to make a restatement of its financial statements, the Company will promptly recover from such executive officer all incentive-based compensation received that was in excess of the incentive-based compensation such executive officer would have received under the restated financial results of the Company.
Tax Gross-Ups. The Company does not provide excise tax gross-ups for any of its NEOs.

Risk Assessment in Compensation Programs.  We believe our compensation programs encourage and reward prudent business judgment without encouraging undue risk. The compensation and governance committee reviews our compensation programs for features that might encourage inappropriate risk-taking. We believe our compensation policies and practices do not create undue risks that are reasonably likely to have a material adverse effect on us.

06. 2019 NAMED EXECUTIVE OFFICER COMPENSATION

2019 Summary Compensation Table
The following table shows the compensation for each of the NEOs.
The amounts presented below in the “Stock Awards” and “Option Awards” columns represent the grant date fair value of awards granted to the NEOs and may not reflect the actual value to be realized by each executive officer. The actual value realized by the named executive officer will not be determined until the time of vesting in the case of performance-based restricted shares, or until option exercise in the case of option awards.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Options Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Ronald F. Clarke	2019	$1,000,000	—	$9,473,750	—	$1,000,000	$30,563	$11,504,313
Chief Executive Officer and Chairman of the Board of Directors	2018	$1,000,000	—	$5,226,250	—	$1,500,000	$31,138	$7,757,388
	2017	$1,000,000	—	$15,126,500	$35,386,931	$1,100,000	$30,379	$52,643,810

Eric R. Dey	2019	$500,000	—	$602,652	—	$287,500	$30,006	$1,420,158
Chief Financial Officer	2018	$500,000	—	$174,781	—	$162,500	$28,214	$865,495
	2017	$444,808	—	$2,176,346	$3,740,872	$138,250	$28,842	$6,529,118

John S. Coughlin	2019	$420,000	—	$1,355,908	$870,450	$155,000	$29,442	$2,830,800
Group President, Corporate Payments	2018	$420,000	—	$174,781	—	—	$28,543	$623,324
	2017	$417,308	—	$650,721	$3,740,872	$210,000	$27,784	$5,046,685

Alan King (7)	2019	$311,381	—	$1,125,224	$557,088	$81,738	$24,689	$2,100,120
Group President, Europe, Australia and New Zealand Fuel

Armando L. Netto (8)	2019	$332,511	$25,380	$1,606,840	$1,160,600	$179,311	$32,521	$3,337,163
Group President, Brazil	2018	$291,540	$30,149	$688,681	$759,195	$179,494	$28,898	$1,977,957
	2017	$315,828	$62,685	$1,250,216	$701,217	$79,746	$25,372	$2,435,064

David J. Krantz	2019	$309,231	—	$1,865,152	—	—	$16,948	$2,191,331

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Options Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Former Group President, North American Fuel	2018	$227,692	—	$178,640	$5,198,683	$128,333	$19,734	$ 5,753,082

(1) Represents the salary earned for the applicable year.
(2) Represents the aggregate quarterly bonus amounts paid to Mr. Netto in 2019 pursuant to his offer letter.  For a description of this bonus, see “Compensation Discussion and Analysis—Key Elements of 2019 Named Executive Officer Compensation—Other Compensation and Benefits."
(3) Represents the aggregate grant date fair value for stock awards, computed in accordance with FASB ASC Topic 718.  The assumptions used to value these awards can be found in Note 6 to the financial statements included in our 2019 Annual Report on Form 10-K.  For an overview of the features of the 2019 awards, see "Compensation Discussion and Analysis—Key Elements of 2019 Named Executive Officer Compensation—Equity Awards."  Grant date fair values for performance-based restricted shares are computed based on the probable outcome of the performance condition as of the grant date for the award. The value provided for the performance-based restricted shares granted to the NEOs other than Mr. Clarke represent the value at the grant date assuming that the highest level of performance conditions are achieved. For Mr. Clarke, the value of his performance-based restricted shares at grant, assuming maximum performance achievement, was $12,900,375.
(4) Represents the aggregate grant date fair value for the stock option awards, computed in accordance with FASB ASC Topic 718.  The assumptions used to value these awards can be found in Note 6 to the financial statements included in our 2019 Annual Report on Form 10-K.  For an overview of the features of the 2019 awards, see “Compensation Discussion and Analysis—Key Elements of 2019 Named Executive Officer Compensation—Equity Awards.”
(5) Represents the amounts earned under the annual cash incentive award programs based on achievement of performance goals under the program.  For a description of the program, including the 2019 performance goals, see "Compensation Discussion and Analysis—Key Elements of 2019 Named Executive Officer Compensation—Annual Cash Incentive.”
(6) The following table breaks down the amounts shown in this column for 2019:
All other Compensation
	Health Benefit Premiums	Long-Term Care Premiums	Retirement Plan Contributions	Vehicle Allowance	Life Insurance	Other	Total
Ron Clarke	$25,962	$1,037	—	—	$3,564	—	$30,563
Eric Dey	$25,712	$730	—	—	$3,564	—	$30,006
John Coughlin	$25,662	$1,246	$1,292	—	$1,242	—	$29,442
Alan King (7)	$2,580	—	$9,082	$13,027	—	—	$24,689
Armando Netto (8)	$7,484	—	—	$23,589	$286	$1,162	$32,521
David Krantz	$14,433	$1,584	—	$—	$931	—	$16,948
Although not reflected in the 2019 Summary Compensation Table, upon Mr. Krantz’s separation from the Company in September 2019, the unvested portion of his 2018 stock option grant vested (with an estimated spread value of $7,386,000), and 5,000 performance-based restricted share units granted to him in 2019 vested (with an estimated value of $1,513,200), as further described below under “Potential Payments Upon Termination or Change in Control.”
(7) As Mr. King is based in the U.K., his compensation is denominated in British Pounds.  All 2019 amounts for Mr. King have been converted to U.S. dollars at an average exchange rate of $1 to £0.7830.
(8) As Mr. Netto is based in Brazil, his compensation is denominated in Brazilian Real.  All amounts for Mr. Netto have been converted to U.S. dollars at an average exchange rate of $1 to R$3.9401 for 2019, $1 to R$3.6270 for 2018, and $1 to R$3.1905 for 2017.

2019 Grants of Plan-Based Awards
The following table provides information about awards granted in 2019 to each of the NEOs.
		Estimated Possible Payouts Under Non-Equity Incentive Plan (1)			Estimated Future Payouts Under Equity Incentive Plan (2)			All Other Option Awards: # of Securities Underlying Options (3)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target (#)	Maximum ($)	(#)	($/Share)	(#)
Ronald F. Clarke		$ 250,000	$1,000,000	$2,000,000
	8/23/19				6,250	25,000	50,000			$9,473,750

Eric R. Dey		$ 87,500	$250,000	$325,000
	2/27/19				—	2,601	—			$602,652

John S. Coughlin		$ 155,000	$310,000	$465,000
	2/27/19				—	2,601	—			$602,652
	2/27/19				1,626	3,251	—			$753,257
	2/27/19							15,000	$231.70	$870,450

Alan King (5)		$ 33,198	$155,691	$233,536
	1/22/19				—	2,667	—			$522,572
	2/27/19				—	2,601	—			$602,652
	2/27/19							9,600	$231.70	$557,088

Armando L. Netto (6)		$ 76,848	$170,772	$247,620
	2/27/19				—	2,601	—			$602,652
	2/27/19				—	2,889	—			$669,381
	2/27/19				—	1,445	—			$334,807
	2/27/19							20,000	$231.70	$1,160,600

David J. Krantz		$ 80,000	$200,000	$300,000
	2/27/19				—	2,601	—			$602,652
	4/22/19				—	5,000	—			$1,262,500

(1) Reflects the threshold, target and maximum amounts that could be earned under our 2019 annual cash incentive program for each NEO. For information concerning this program, see “Compensation Discussion and Analysis—Key Elements of 2019 Named Executive Officer Compensation—Annual Cash Incentive.” See the 2019 Summary Compensation Table for actual amounts awarded for 2019 performance.
(2) Reflects the number of performance-based restricted shares granted in 2019. For information concerning these grants, see “Compensation Discussion and Analysis—Key Elements of 2019 Named Executive Officer Compensation—Equity Awards.”
(3) Reflects the number of stock options granted in 2019, subject to time-based vesting. For information concerning this grant and the vesting schedule, see “Compensation Discussion and Analysis—Key Elements of 2019 Named Executive Officer Compensation—Equity Awards.”
(4) Reflects the grant date fair value of performance-based restricted share and stock option awards granted to each of the named executive officers in 2019, computed in accordance with FASB ASC Topic 718.  Awards with performance conditions are computed based on the probable outcome of the performance condition as of the grant date for the award.  There can be no assurance that the grant date fair value of stock and option awards will ever be realized by the named executive officers.
(5) As Mr. King is based in the U.K., his compensation is denominated in British Pounds.  Non-equity incentive plan award amounts for Mr. King have been converted to U.S. dollars at an average exchange rate of $1 to £0.7830 for 2019.
(6) As Mr. Netto is based in Brazil, his compensation is denominated in Brazilian Real.  Non-equity incentive plan award amounts for Mr. Netto have been converted to U.S. dollars at an average exchange rate of $1 to R$3.9401 for 2019.
For information regarding the amount of salary and bonus in proportion to total compensation of our NEOs, see  “Compensation Discussion and Analysis—Components of Compensation and Target Direct Compensation Mix” above.  For information regarding the employment agreements and offer letters with our NEOs, see “Potential Payments Upon Termination or Change in Control” below.
Outstanding Equity Awards at 2019 Fiscal Year-End
The following table shows the number of stock options and restricted shares held by the NEOs on December 31, 2019.
	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options #				Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights that Have not Vested
Name	Grant Date	Exercisable	Unexerciseable (1)	Option Exercise Price ($)	Option Expiration Date	Number (#) (2)	Market or Payout Value ($) (3)
Ronald F. Clarke	12/14/2010	669,582	—	$23.00	12/14/2020	—	—
	6/29/2012	833,333	—	$35.04	6/29/2022	—	—
	12/4/2014	850,000	—	$149.68	12/4/2024	—	__
	1/20/2016	425,000	—	$114.90	1/20/2026	—	—
	1/25/2017	850,000	—	$150.74	1/25/2027	—	—
	8/23/2019	—	—	—	—	25,000	7,193,000

Eric R. Dey	2/23/2015	44,000	—	$155.65	2/23/2025	—	—
	1/20/2016	44,000	—	$114.90	1/20/2026	—	—
	1/25/2017	44,000	44,000	$150.74	1/25/2027	—	—
	5/5/2017	30,000	—	$133.40	5/5/2027	—	—
	2/27/2019	—	—	—	—	2,601	748,360

John S. Coughlin	10/16/2010	7,000	—	$20.00	10/16/2020	—	—
	7/15/2014	128,500	—	$132.24	7/15/2024	—	—
	1/20/2016	64,250	—	$114.90	1/20/2026	—	—
	1/25/2017	44,000	44,000	$150.74	1/25/2027	—	—
	5/5/2017	30,000	—	$133.40	5/5/2027	—	—
	2/27/2019	—	15,000	$231.70	2/27/2029	—	—
	2/27/2019	—	—	—	—	2,601	748,360
	2/27/2019	—	—	—	—	3,251	935,378

Alan King	8/1/2016	13,557	4,520	$152.31	8/1/2026	—	—

	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options #				Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights that Have not Vested
Name	Grant Date	Exercisable	Unexerciseable (1)	Option Exercise Price ($)	Option Expiration Date	Number (#) (2)	Market or Payout Value ($) (3)
	5/5/2017	30,000	—	$133.40	5/5/2027	—	—
	2/27/2019	—	9,600	$231.70	2/27/2029	—	—
	2/27/2019	—	—	—	—	2,601	748,360
	2/27/2019	—	—	—	—	2,667	767,349

David J. Krantz		—	—	—	—	—	—

Armando L. Netto	7/15/2014	45,000	—	$132.24	7/15/2024	—	—
	1/20/2016	22,500	—	$114.90	1/20/2026	—	—
	5/5/2017	30,000	—	$133.40	5/5/2027	—	—
	3/1/2018	—	15,000	$199.75	3/1/2028	—	—
	2/27/2019	—	20,000	$231.70	2/27/2029	—	—
	2/27/2019	—	—	—	—	2,601	748,360
	2/27/2019	—	—	—	—	2,889	831,223
	2/27/2019	—	—	—	—	1,445	415,755

(1) Mr. King’s unvested stock options granted on August 1, 2016 will generally vest on August 1, 2020. Messrs. Dey and Coughlin's unvested stock options granted on January 25, 2017 will generally vest on December 31, 2020.  Messrs. Coughlin, King and Netto's unvested stock options granted on February 27, 2019 will generally vest ratably on February 27, 2020, 2021, 2022 and 2023. Mr. Netto's unvested stock options granted on March 1, 2018 will generally vest ratably on December 31, 2020 and 2021.

(2) Represents performance-based restricted shares unvested at December 31, 2019, where performance targets are based on achieving company-wide or individual or business unit performance goals.  The performance-based restricted share award granted to Mr. Clarke on August 23, 2019 is generally subject to a performance period commencing on January 1, 2019 and ending on December 31, 2021. For the grant of 3,251 performance-based restricted shares granted to Mr. Coughlin, 1,623 shares vested following the end of 2019 based on performance during such year, and the remainder of the award remains subject to the performance period commencing on January 1, 2019 and ending on December 31, 2021. The other performance-based restricted share awards granted to the NEOs other than Mr. Clarke in 2019 were generally subject to a performance period commencing on January 1, 2019 and ending on December 31, 2019.

(3) Market value of performance-based restricted shares that have not vested is calculated using $287.72, the Company's closing stock price on December 31, 2019.

2019 Option Exercises and Stock Vested

The following table shows the number of stock options exercised and stock vested in 2019 by each of the NEOs.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Ron Clarke	353,750	$88,466,912	25,000	$5,833,250
Eric Dey	—	—	875	$204,164
John Coughlin	—	—	10,812	$2,522,764
Alan King	—	—	875	$204,164

Armando Netto	—	—	875	$204,164
David Krantz	100,000	$9,848,002	5,875	$1,735,144

(1) Value realized is calculated based on the closing price of our common stock on the New York Stock Exchange on the date of exercise or vesting.  There is no guarantee the NEOs actually received or will receive the value indicated upon the ultimate disposition of the underlying shares of common stock.

Potential Payments Upon Termination or Change in Control

Employment Agreements, Severance and Change of Control Benefits

Ronald F. Clarke

We entered into an employment agreement with Mr. Clarke in 2010, the key terms of which are:

•	The agreement term automatically renews for successive one year periods unless we provide notice at least 30 days prior to the expiration date.

•	Mr. Clarke is entitled to an annual base salary of at least $687,500.

•
If we terminate Mr. Clarke’s employment other than for “cause” (as defined below), including through non-renewal of the agreement, Mr. Clarke will receive (1) cash severance payments, in equal monthly installments over 12 months, in an amount equal to 150% of his then- current annual base salary plus any accrued and unpaid vacation, (2) payment of his health insurance premiums for coverage under COBRA in amounts equal to those made immediately prior to his termination until, at his election, the earlier of the expiration of the severance period or his commencement of employment with another employer and (3) continuation of coverage during the severance period under our life and disability insurance plans, if permitted by the terms of the plans.

•
If within 12 months following a change in control Mr. Clarke’s employment is terminated by him for “good reason” (as defined below) or by the Company other than for cause, in addition to receiving the severance benefits described above, Mr. Clarke can elect to have us purchase from him any remaining Company common stock and stock options in the Company that he held at January 1, 2010 and still holds. The purchase price would be at the fair market value determined in accordance with the employment agreement. Mr. Clarke no longer holds any Company common stock or stock options that he held at January 1, 2010.

•
The employment agreement includes customary non-competition and non-solicitation provisions that apply during his employment with the Company and for one year thereafter, as well as customary confidentiality and intellectual property provisions and a mutual non-disparagement provision.

“Cause” is defined, in general, to mean: Mr. Clarke’s (1) failure to render services to us, (2) commission of an act of disloyalty, gross negligence, dishonesty or breach of fiduciary duty, (3) material breach of the agreement, (4) commission of any crime or act of fraud or embezzlement, (5) misappropriation of our assets, (6) violation of material policies, (7) commission of acts generating material adverse publicity toward us, (8) commission or conviction of a felony, or (9) death or inability due to disability to perform his essential job functions for a period of three consecutive months.

“Good reason” is defined to mean, following a change in control, and without Mr. Clarke’s written consent: (1) a significant diminution in the nature and scope of his authority, duties or responsibilities; (2) a reduction in his annual base salary or total compensation and benefits in the amount of 10% or more; (3) his principal place of employment is relocated to a place that is more than 25 miles from the prior principal place of employment; or (4) he is required to be away from his office 25% more than was required prior to the change in control.

“Change in control” for purposes of Mr. Clarke’s employment agreement generally has the meaning given to such term in our 2010 Equity Compensation Plan (the “2010 Plan”), which generally means any of the following:  (1) the sale by the Company of all or substantially all of its assets or the consummation by the Company of any merger, consolidation, reorganization, or business combination with any person that results in a substantial change in ownership or leadership, as further described in the definition; (2) the acquisition directly or indirectly by any person or group of beneficial ownership of securities entitled to vote generally in the election of directors of the Company that represent 30% or more of the combined voting power of the Company’s then-outstanding voting securities, subject to certain exceptions as described in the definition; (3) turnover of a majority of the Board, subject to certain exceptions; and (4) the approval by the Company’s shareholders of a liquidation or dissolution of the Company, subject to certain exceptions.

Alan King

We entered into a service agreement with Mr. King in 2016, the key terms of which are:

•	Mr. King’s employment can be terminated by us or Mr. King on three months’ written notice.

•	Mr. King was entitled to an initial annual base salary of £230,000, subject to review from time to time, as well as an annual vehicle allowance of £10,200.

•	Mr. King is generally eligible to participate in our bonus program, our equity award program, and certain other customary employee benefits.

•	In connection with entering into the service agreement, Mr. King agreed to certain confidentiality provisions and other restrictive covenants that apply during and after his employment with us.

•
Consistent with the service agreement and our historical practice, if Mr. King is terminated by us for any reason other than for cause, we will (1) pay cash severance of six months of continuation of his then-current base salary and (2) provide health benefits for six months, each upon execution of a general release.

Other NEOs

We entered into letter agreements with Messrs. Dey, Coughlin, Krantz and Netto in connection with their hiring or promotion. Consistent with these offer letters and our historical practice, if any of these NEOs is terminated by us for any reason other than for cause, we will (1) pay cash severance in the amount of six months of continuation of his then-current base salary and (2) provide health benefits for six months, each upon execution of a general release.  Mr. Krantz’s offer letter also provided that if he resigned from the Company (not for cause) during his second year of employment, his 2018 grant of 5,000 performance-based restricted shares and the unvested portion of his 2018 grant of 100,000 stock options would vest upon his separation date.

Equity Awards

Our NEOs also have rights under outstanding equity awards, which will accelerate (1) if there is a change in control and the award is not continued in full force and effect or there is no assumption or substitution of the award (as described in the applicable award agreement) in connection with such change in control or (2) if the NEO is terminated without cause (as defined in the 2010 Plan) or resigns for good reason (as defined in the 2010 Plan) within two years following a change in control (a “double trigger”).

Quantification of Potential Payments

The following table shows the potential payments to the NEOs, other than Mr. Krantz, upon a termination of employment in various circumstances, including in connection with a change in control. In preparing the table, we assumed the triggering event occurred on December 31, 2019. The actual separation benefits provided to Mr. Krantz are described below this table.

Name	Severance Amount ($)(1)	Accelerated Vesting of Equity Awards ($)(2)	Benefits ($)(3)	Total ($)
Ronald F. Clarke
Termination without cause	$1,500,000	$—	$25,962	$1,525,962
Termination for good reason or termination without cause following a change in control	$1,500,000	$14,386,000	$25,962	$15,911,962
Change in control	$—	$—	$—	$—
Eric R. Dey
Termination without cause	$250,000	$—	$12,856	$262,856
Termination without cause following a change in control	$250,000	$6,775,480	$12,856	$7,038,336
Termination for good reason following a change in control	$—	$6,775,480	$—	$6,775,480
Change in control	$—	$—	$—	$—
John S. Coughlin
Termination without cause	$210,000	$—	$12,831	$222,831
Termination without cause following a change in control	$210,000	$8,551,157	$12,831	$8,773,988
Termination for good reason following a change in control	$—	$8,551,157	$—	$8,551,157
Change in control	$—	$—	$—	$—
Alan King (4)
Termination without cause	$155,691	$—	$1,290	$156,981
Termination without cause following a change in control	$155,691	$2,665,554	$1,290	$2,822,535
Termination for good reason following a change in control	$—	$2,665,554	$—	$2,665,554
Change in control	$—	$—	$—	$—
Armando L. Netto (5)
Termination without cause	$166,255	$—	$3,742	$169,997
Termination without cause following a change in control	$166,255	$4,435,288	$3,742	$4,605,285
Termination for good reason following a change in control	$—	$4,435,288	$—	$4,435,288
Change in control	$—	$—	$—	$—

(1) For Mr. Clarke, represents 150% of his then-current annual base salary and any accrued vacation. For Messrs. Dey, Coughlin, King and Netto, represents six months of their then-current annual base salary. Mr. Krantz was not employed as of December 31, 2019.

(2) Under our 2010 Plan and the stock option and restricted share agreements with each named executive officer, all awards will accelerate if the executive is terminated without cause within the two year period following a change in control or the executive resigns for good reason during such period. The value shown above represents the value of the unvested options and restricted shares held by the named executive officers at December 31, 2019, assuming a value of $287.72 per share, the closing price of our common stock on the New York Stock Exchange on December 31, 2019, for which vesting would be accelerated.

(3) For Mr. Clarke, represents payment of medical, dental and vision benefits for 12 months. For Messrs. Dey, Coughlin, King and Netto, represents the value of continuation of medical, dental and vision benefits for six months.

(4) As Mr. King is based in the U.K., his compensation is denominated in British Pounds.  All amounts for Mr. King have been converted to U.S. dollars at an average exchange rate of $1 to £0.7830 for 2019.

(5) As Mr. Netto is based in Brazil, his compensation is denominated in Brazilian Real.  All amounts for Mr. Netto have been converted to U.S. dollars at an average exchange rate of $1 to R$3.9401 for 2019.

Separation Benefits for Mr. Krantz

Pursuant to his offer letter, upon Mr. Krantz’s separation from the Company in September 2019, the unvested portion of his 2018 stock option grant vested.  This unvested portion consisted of options to purchase a total of 75,000 shares at an exercise price of $204.16.  Based on the closing price of our stock on the separation date ($302.64), the total spread value of the accelerated stock options was $7,386,000.  Mr. Krantz also vested in 5,000 performance-based restricted shares that were outstanding as of the date of his separation, valued at approximately $1,513,200 based on our closing price on the date of separation. Mr. Krantz received no other severance compensation or benefits in connection with his separation.

07. EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information, as of December 31, 2019, with respect to our equity compensation plans under which common shares are authorized for issuance, which consist of our 2010 Plan, and its predecessor, our 2002 Amended and Restated Stock Incentive Plan (the “2002 Plan”). We believe that the exercise price for all of the options granted under these plans reflect at least 100% of fair market value on the dates of grant for the options at issue.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A) (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (B) (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (C) (3)
Equity Compensation Plans Approved by Shareholders
2002 Plan	7,000	$20.00	—
2010 Plan	6,325,505	$124.50	3,096,349
Equity Compensation Plans Not Approved by Shareholders	—	—	—
Total	6,332,505	$124.38	3,096,349

(1) Includes performance-based awards assuming the maximum level of performance, which may overstate the dilution associated with such awards.

(2) The weighted-average exercise price relates to outstanding stock options only. The Company’s restricted share awards have no exercise price.

(3) No further grants were allowed under the 2002 Plan after the 2010 Plan became effective.  All of the shares available under the 2010 Plan may be issued for awards other than options, warrants or rights, such as restricted stock.

08. COMPENSATION COMMITTEE REPORT

The compensation and governance committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Compensation and Governance Committee

Thomas M. Hagerty (Chair)
Joseph W. Farrelly
Hala G. Moddelmog
Steven T. Stull

09. COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers currently serves on the compensation committee or board of directors of any other company of which any member or proposed member of our compensation and governance committee is an executive officer.

10. 2019 CEO PAY RATIO

As required by item 402(u) of Regulation S-K, the compensation and governance committee reviewed a comparison of our CEO’s annual total compensation in fiscal year 2019 to that of all other Company employees for the same period. We identified our median employee by determining December 2019 pay (which was our consistently applied compensation measure for purposes of this disclosure) for all of our employees (as defined for purposes Item 402(u) of Regulation S-K), excluding our CEO, who were employed by us on December 31, 2019.  For this purpose, the total pay for each employee was determined by calculating such employee’s total December 2019 compensation using the same categories of compensation that are required to be included in the Summary Compensation Table. We then annualized that total for each employee, but did not annualize the compensation for temporary or seasonal employees or make full-time equivalent adjustments. We did not make any cost-of-living adjustments when identifying our median employee. We applied a foreign currency to U.S. dollar exchange rate to the compensation paid in foreign currency based on rates as of December 31, 2019.

The annual total compensation for fiscal year 2019 for our CEO was $11,504,313 as set forth in the Summary Compensation Table for 2019 above, and for our median employee it was $38,414, making the resulting ratio approximately 299 to 1. This was calculated, in a manner consistent with Item 402(u) of SEC Regulation S-K, based on our payroll and employment records. The SEC rules for identifying the “median employee” and calculating the pay ratio based on that employee’s annual total compensation allow reporting companies to adopt a variety of methodologies, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratios reported by other companies may not be comparable to the pay ratio set forth above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Approximately 60% of our employees are located outside of the United States, in several different countries. In several of these countries the cost of living is much lower than in the United States, as is employee compensation. In light of this, we also conducted a review of compensation for our employees located only in the United States. We included all such employees, and calculated the median of such employees using the same definitions and methodology as described above with respect to our full employee group. We determined that the annual total compensation of the median compensated U.S.-based employee, other than our CEO, was $60,552.  The ratio of this employee’s compensation to that of our CEO was 190 to 1.

11. CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Our audit committee is responsible for reviewing and approving transactions with the Company involving $120,000 or more in any calendar year, and in which certain related persons have a direct or indirect material interest. A related person is: (1) any of our directors, nominees for director or executive officers, (2) any immediate family member of a director, nominee for director or executive officer, and (3) any person, and his or her immediate family members, or entity that was a beneficial owner of 5% or more of any of our outstanding equity securities at the time the transaction occurred or existed. The policy does not apply to compensation and benefits subject to compensation and governance committee approval, transactions below certain dollar thresholds in which the related party’s interest is indirect and other specified transactions. Our policy is published on our website at investor.fleetcor.com.

12. DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act of 1934 requires our directors, executive officers, and persons who own more than 10% of our common shares to file reports of their ownership and changes in ownership of our common shares with the SEC. Our employees prepare these reports for our directors and executive officers who request it on the basis of information obtained from them and from our records. Based on information available to us during fiscal year 2019, and representations made to us by the reporting persons, we believe that Messrs. Buckman, Farrelly, Hagerty, Johnson, Macchia, Sloan and Stull, and Ms. Moddelmog were late in filing for the grant of restricted shares awards on January 22, 2019. Messrs. Adams, Netto and Coughlin were late in filing for the grant of stock options on February 27, 2019. Messrs. Adams, Clarke, Coughlin, Dey and Netto were late in filing for the vesting of restricted share awards on March 1, 2019.  Mr. Clarke was late in filing for the exercise of stock options on March 26, 2019 and September 26, 2019.  Mr. Dufour was late in filing for shares withheld upon vesting of restricted share awards on July 1, 2019.

13. FIVE YEAR STOCK PERFORMANCE GRAPH

The graph assumes $100 invested on December 31, 2014, at the closing per share price of our common shares on that day ($148.71) through December 31, 2019, and compares (a) the percentage change of our cumulative total shareholder return on the common shares (as measured by dividing (1) the difference between our share price at the end and the beginning of the period presented by (2) the share price at the beginning of the periods presented) with (b) (1) the S&P 500® Data Processing & Outsourced Services index and (2) the S&P 500®.

14. AUDIT COMMITTEE REPORT

Our audit committee operates under a written charter adopted by the Board. It is available on our website at investor.fleetcor.com under Corporate Governance. The audit committee reviews the charter annually.

The Board reviews annually the NYSE’s listing standards definition of independence for audit committee members to determine that each member of the audit committee meets the standards. The Board has determined that Mr. Macchia is an “audit committee financial expert” as defined by SEC rules.

The Board has the ultimate authority for effective corporate governance, including oversight of management. The audit committee assists the Board in fulfilling its responsibilities by overseeing the Company’s accounting and financial reporting processes, the audits of the Company’s consolidated financial statements and internal control over financial reporting, the qualifications and performance of the independent registered public accounting firm engaged as the Company’s independent auditor, and the performance of the Company’s internal audit function.

The audit committee relies on the expertise and knowledge of management, the internal audit function and the independent auditor in carrying out its oversight responsibilities. Management is responsible for the preparation, presentation, and integrity of the Company’s consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting, and disclosure controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Management is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of the Company’s system of internal control. Ernst & Young LLP, our independent auditor, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with GAAP. The independent auditor also is responsible for expressing an opinion on the effectiveness of our internal control over financial reporting.

The audit committee met five times during 2019. In connection with the audit of our consolidated financial statements for the year ended December 31, 2019, the audit committee, among other actions:

•	reviewed and discussed the Company’s earnings press release, consolidated financial statements and its annual report on Form 10-K, with management and the independent auditor,

•	reviewed with management and the independent auditor management’s assessment of the effectiveness of our internal control over financial reporting,

•	reviewed with the independent auditor and management, the audit scope of the independent auditor,

•	inquired about significant risks, reviewed the Company’s policies for risk assessment and risk management, and assessed the steps management is taking to control these risks, and

•	met in executive session with the independent auditor.

The audit committee has reviewed and discussed with management and the independent auditor our 2019 audited consolidated financial statements, and the independent auditor’s report on those financial statements. Management represented to the audit committee that the Company’s financial statements were prepared in accordance with GAAP. Ernst & Young LLP presented the matters required to be discussed with the audit committee by Public Company Accounting Oversight Board (United States) Audit Standard AU Section 380 Communications with Audit Committees and Rule 2-07 of SEC Regulation S-X. This review included a discussion with management and the independent auditor of the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments and the disclosures in the Company’s consolidated financial statements and related footnotes, including the disclosures relating to critical accounting policies.

The audit committee recognizes the importance of maintaining the independence of the Company’s independent auditor, both in fact and appearance. Ernst & Young LLP has audited the Company’s consolidated financial statements annually since it was first appointed in 2002. Consistent with its charter, the audit committee, along with the Company management and internal auditors, reviewed EY’s performance as part of the audit committee’s consideration of whether to reappoint the firm as our independent auditors. As part of this review of EY, the audit committee considered independence and objectivity, quality of service, evaluations by our management and internal auditors, the quality and candor of communications with the audit committee and management, (v) the length of time the audit firm has served as our independent auditors, the fees for audit and non-audit services, capability and expertise in the financial services industry and in handling the breadth and complexity of our worldwide operations, the audit approach, and size and reputation. As part of its auditor engagement process, the audit committee considers whether to rotate the independent audit firm, and periodically solicits competitive bids for the independent auditor engagement to help ensure the competitiveness of the independent auditor with respect to each of the factors set forth above. The audit committee also evaluates the selection of the lead audit partner, including their qualifications and performance, most recently appointing the current lead audit partner for the first time in 2019 after consultation with EY concerning several possible candidates.

Based on the criteria described above, the audit committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC. Also, based on the criteria described above, the audit committee has selected Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2020 subject to shareholder ratification. The Board is recommending that shareholders ratify this selection at the annual meeting.

Audit Committee

Richard Macchia (Chair)
Mark A. Johnson
Michael Buckman

15. AUDIT MATTERS

Fees Billed by Ernst & Young LLP

Fees: The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements for the years ended December 31, 2019 and 2018, and fees billed for other services rendered by Ernst & Young LLP during those periods. The change in audit related fees from 2018 to 2019 are primarily from additional diligence fees.

	Year Ended December 31,
	2019	2018
Audit Fees	$7,088,000	$6,988,000
Audit Related Fees	1,063,000	560,000
Tax Fees	414,000	746,000
All Other Fees	4,000	82,000
Total	$8,569,000	$8,376,000

Audit Fees:

These amounts represent fees for professional services for the audit of our annual consolidated financial statements and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings and similar engagements for the fiscal year, such as comfort letters, attest services, consents and assistance with review of documents filed with the SEC, as applicable. Audit Fees also include advice on accounting matters that arose in connection with or as a result of the audit or the review of periodic consolidated financial statements and statutory audits that non-U.S. jurisdictions require.

Audit Related Fees:

Audit related fees consist of assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements. This category may include fees related to the performance of audits and attest services not required by statute or regulations, audits of our employee benefit plans, due diligence related to mergers, acquisitions, and investments, additional revenue and license compliance procedures related to performance of the review or audit of our financial statements, and accounting consultations about the application of GAAP to proposed transactions.

Tax Fees and All Other Fees:

Fees and expenses paid to our Ernst & Young LLP for tax compliance, planning and advice. The audit committee has concluded the provision of the non-audit services listed above is compatible with maintaining the independence of Ernst & Young LLP. None of the services related to the fees described above was approved pursuant to the waiver of pre-approval provisions set forth in the SEC rules.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The audit committee has established a policy for pre-approval of audit and permissible non-audit services provided by the independent auditor and is responsible for fee negotiations with the independent auditor. Each year, the audit committee approves the terms on which the independent auditor is engaged for the ensuing fiscal year. At least quarterly, the Committee will review and, if appropriate, pre-approve services to be performed by the independent auditor, review a report summarizing fiscal year-to-date services provided by the independent auditor, and review an updated projection of the fiscal year’s estimated fees. The audit committee, as permitted by its pre-approval policy, from time to time delegates the approval of certain permitted services or classes of services to a member of the Committee. The Committee will then review the delegate’s approval decisions each quarter. Independent auditor fees are evaluated based on the scope of the proposed work, the overall hours and fees and a reconciliation of overall hours and fees from one year to the next, reasonable and customary fees in the industry, periodic competitive bids, expected increases and decreases based on changes in the Company’s business and other changes such as new acquisitions, expected decrease in hours in the second and subsequent years of ownership of an acquired company, and expected impact of new processes such as new revenue recognition standards.

16. PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine members. Except for our CEO, all of our directors are independent under the NYSE rules.

Last year, we began to phase out the classified board structure that had been in effect since before we went public in 2010. Beginning with this year’s annual meeting, all directors whose terms expire stand for election for a one-year term, expiring at the following annual meeting. At and after the 2022 annual meeting, all directors will be elected annually and we will have no classified director terms.

This year, Steven T. Stull, Michael Buckman and Thomas M. Hagerty will stand for election to the Board for a one-year term. The accompanying proxy will be voted in favor of each individual to serve as a director unless the shareholder indicates to the contrary on the proxy. The Board expects that each of the nominees will be available to serve, but if any of them is unable to serve at the time the election occurs, the Board may, by resolution, provide for a lesser number of directors or designate a substitute nominee.

Our Board of Directors recommends that you vote “FOR” each of the director nominees named above.

17. PROPOSAL 2: RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2020

The audit committee of the Board has selected Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2020. Shareholder ratification of the appointment is not legally required but the audit committee has decided to request that the shareholders ratify the appointment. A representative of Ernst & Young LLP will be present at the annual meeting to answer appropriate questions from shareholders and will have the opportunity to make a statement on behalf of the firm, if desired.

If this proposal is not approved by our shareholders at the annual meeting, the audit committee will reconsider its selection of Ernst & Young LLP. Even if the selection is ratified, the audit committee may, in its discretion, select a different registered public accounting firm at any point during the year if it determines that making a change would be in the best interests of the Company and our shareholders.

Our Board of Directors recommends that you vote “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2020.

18. PROPOSAL 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Our Board and our shareholders have determined to hold an advisory vote on executive compensation, as required pursuant to Section 14A of the Exchange Act, every year. Accordingly, we are asking shareholders to vote to approve the 2019 compensation of our named executive officers as such compensation is disclosed pursuant to Item 402 of the SEC’s Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and other narrative compensation disclosures required by Item 402. This Proxy Statement contains all of these required disclosures. The following resolution is submitted:

RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of the SEC’s Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and other narrative compensation disclosure set forth in this Proxy Statement is hereby APPROVED.

Because the vote on this proposal is advisory, it will not affect compensation already paid or awarded to any named executive officer and will not be binding on the Company, the Board, or the compensation and governance committee. The Board and compensation and governance committee, however, will review the voting results and take into account the outcome in determining future annual compensation for the named executive officers

We currently conduct a say-on-pay vote annually. Our next say-on-pay vote is expected to occur at the 2021 annual meeting of shareholders.

Our Board of Directors recommends that you vote “FOR” the approval of executive compensation as set forth above.

19. PROPOSAL 4: ESTABLISH A RIGHT TO CALL A SPECIAL MEETING

We have received notice of the intention of a shareholder to present the following proposal at the annual meeting. The text of the proposal and supporting statements appear exactly as received. All statements contained in a shareholder proposal and supporting statement are the sole responsibility of the proponent of this proposal. We will provide the proponent’s name and address and the number of shares the proponent beneficially owns upon oral or written request made to the Secretary of the Company.

The following is the text of the shareholder proposal:

Adopt a Mainstream Shareholder Right — Shareholder Ability to Call a Special Meeting

Shareholders ask our board to take the steps necessary to amend the appropriate Company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting. This would give shareholders the same power that our directors now have.

Special meetings allow shareholders to vote on important matters, such as electing new directors that can arise between annual meetings. This proposal topic won more than 70%-support at Edwards Lifesciences and SunEdison in 2013. This proposal topic, sponsored by William Steiner, also won 78% support at a Sprint annual meeting with 1.7 Billion yes-votes. This 78% support might have been even higher if more shareholders had access to independent proxy voting advice.

Nuance Communications (NUAN) shareholders gave 94%-support to a 2018 shareholder proposal calling for 10% of shareholders to call a special meeting.

Any claim that a shareholder right to call a special meeting can be costly — may be moot. When shareholders have a good reason to call a special meeting — our Board of Directors should be able to take positive responding action to make a special meeting unnecessary.

Please vote yes:

Adopt a Mainstream Shareholder Right — Shareholder Ability to Call a Special Meeting

Proposal 4

The Company’s Statement in Opposition to the Proposal

Our Board recommends that you vote “AGAINST” for this proposal.

The Board actively engages with shareholders and takes shareholder feedback seriously.  We recognize that the Board is accountable to our shareholders, and we believe our governance practices promote our accountability and advance the creation of shareholder value over the long term.  While some shareholders may want the ability to call special meetings of shareholders at will, we believe that perspectives on this topic vary.  The Board believes that it has struck an appropriate balance between providing shareholders meaningful governance rights and protecting against misuse of those rights.

Shareholders can, of course, communicate with the Company, including directly with the Board, under a procedure published in our Corporate Governance Guidelines described above under the heading “Corporate Governance and Board Matters — Contacting the Board” above or may find more information at www.investor.fleetcor.com/corporate-governance/contact-the-board.  In addition, our Bylaws include provisions to ensure that shareholder proposals are included in the shareholder meeting agenda, including proposals for nominees for election to the Board if they desire.

We intend to gather additional views from shareholders as we study the topic further. However, we are concerned that this proposal, which advocates for a relatively low ownership requirement to call special meetings, could result in misuse by enabling a small minority of shareholders to pursue narrow special interests that may not be in the best interests of all shareholders.  In evaluating this proposal, our Board considered the relatively low ownership threshold proposed in the context of the Company’s ownership base. In particular, given existing ownership concentrations of the Company’s stock, a very small number of shareholders could satisfy the proposed threshold and use the right to advocate special interest agendas.  In determining to oppose this proposal, the Company also considered the significant costs and resources required to convene a special meeting, the fact that numerous and unexpected special meetings can divert Board and executive management attention away from managing the business on behalf of all shareholders, and the opportunities shareholders already have to engage in regular, substantive dialogue with the Company to communicate their views and offer feedback.

Against this background, the Board determined that adopting a mechanism for shareholders holding 10% of the outstanding shares to convene a meeting between annual meetings of shareholders is not required to assure that shareholders’ voices are heard.   As such, the Board recommends that shareholders vote “against” this proposal.

Based on the foregoing, our Board of Directors recommends you vote “AGAINST”
the shareholder proposal regarding a shareholder right to call a special shareholder meeting, if properly presented at the meeting.

20. PROPOSAL 5: EXCLUDING THE IMPACT OF SHARE REPURCHASES WHEN DETERMINING INCENTIVE GRANTS AND AWARDS

We have received notice of the intention of a shareholder to present the following proposal at the annual meeting. The text of the proposal and supporting statements appear exactly as received, other than attribution, which is bracketed. All statements contained in a shareholder proposal and supporting statement are the sole responsibility of the proponent of that shareholder proposal. We will provide the proponent’s name and address and the number of shares the proponent beneficially owns upon oral or written request made to the Secretary of the Company.

The following is the text of the shareholder proposal:

Share Buybacks and Pay for Performance

Resolved: Shareholders of FleetCor Technologies, Inc. (the "Company") urge the Compensation Committee of the Board of Directors to adopt a policy that financial performance metrics shall be adjusted, to the extent practicable, to exclude the impact of share repurchases when determining the amount or vesting of incentive compensation grant or award for named executive officers. The policy should be implemented in a way that does not violate existing contractual obligations or the terms of any plan.

Supporting Statement

Stock buybacks affect many of the financial ratios used as performance metrics for incentive pay of senior executives, such as earnings per share, return on assets, and return on equity. While stock buybacks may also boost stock prices in the short term, we are concerned that they can deprive companies of capital necessary for creating long-term growth.

The Company uses earnings per share as a metric for its short-term bonus plans, a financial ratio that is impacted by share repurchases.

In our view, senior executives are responsible for improving our Company's operational performance, whereas the Board of Directors is responsible for determining when stock buybacks are appropriate. For this reason, we believe that named executive officers should not receive larger pay packages simply because the number of shares outstanding is reduced. Executive pay should be aligned with operational results, not financial engineering. We note, too, that shareholders voted against the advisory vote on executive compensation in 2019. FleetCor Technologies received the lowest vote support among S&P500 companies for its 2019 say-on-pay vote.

For these reasons, we [the shareholder] urge you to vote FOR this proposal.

The Company’s Statement in Opposition to the Proposal

Our Board Recommends You Vote “AGAINST” This Proposal.

The Company is responsible for allocating capital in a manner that is in the best interest of its shareholders.  The Company may conclude, from time to time, that reducing our shares outstanding through repurchases, or setting earnings per share targets that reflect a repurchasing strategy, represents the best capital allocation choice for the Company. The arbitrary limitations suggested in this proposal would limit the Company’s ability to align its executive compensation arrangements with its overall capital allocation strategy and would unduly restrict the Company’s ability to use all tools at its disposal to maximize alignment with shareholders’ interests.

After determining it has sufficient liquidity for short term and long term planning, the Company has regularly repurchased shares under a stock repurchase program in part to return capital to shareholders and to purchase undervalued shares.  Moreover, the Company repurchases shares to offset the dilutive effect of the issuance of shares to executives under equity compensation plans, including the exercise price of options, and the use of shares in acquisitions.

The compensation and governance committee is keenly aware of the Company’s initial stock repurchase approval by the Board, outstanding authorization, and historical stock repurchases when setting performance metrics for executive compensation awards.  As such, the compensation and governance committee and the Board as a whole do not believe that the effects of stock repurchases should necessarily be excluded from such performance metrics.

A substantially similar proposal received was presented at the 2019 annual meeting, which was supported by holders of only about 20% of the shares voted on it.  The Board recommends that shareholders vote “against” the proposal at this year’s shareholders meeting.

Based on the foregoing, our Board of Directors recommends you vote “AGAINST” the shareholder proposal regarding excluding the impact of share repurchases when determining incentive grants and awards, if properly presented at the meeting.

OTHER BUSINESS

We know of no other business to be considered at the meeting and the deadline for shareholders to submit proposals or nominations has passed. However, if other matters are properly presented at the meeting, or at any adjournment or postponement of the meeting, and you have properly submitted your proxy, then the named proxies will vote your shares on those matters according to their best judgment.

21. ADDITIONAL INFORMATION

Shareholder Proposals

Any proposal that a shareholder wishes to be considered for inclusion in our proxy statement and proxy card for the 2021 annual meeting of shareholders must comply with the requirements of Rule 14a-8 under the Exchange Act and be received no later than December 29, 2020 at the following address, FLEETCOR Technologies, Inc., Attention: Corporate Secretary, 3280 Peachtree Road, Suite 2400, Atlanta, Georgia  30305. However, in the event that the annual meeting is called for a date that is not within 30 days before or after June 11, 2021, notice must be received a reasonable time before we begin to print and mail our proxy materials for the 2021 annual meeting of shareholders.

If a shareholder wishes to present a proposal before the 2021 annual meeting but does not wish to have a proposal considered for inclusion in our proxy statement and proxy in accordance with Rule 14a-8 or to nominate someone for election as a director, the shareholder must give written notice to our Corporate Secretary at the address noted above. To be timely, a shareholder’s notice to the Corporate Secretary must be received no earlier than February 11, 2021, which is 120 days prior to the anniversary of this year’s annual meeting, or later than March 13, 2021, which is 90 days prior to the anniversary of this year’s annual meeting. However, in the event that the annual meeting is called for a date that is not within thirty days before or after June 11, 2021, notice by the shareholder must be received by the later of the tenth day following the date of the public announcement and the 90th day prior to the annual meeting. Our bylaws contain specific procedural requirements regarding a shareholder’s ability to nominate a director or submit a proposal to be considered at a meeting of shareholders. The Bylaws are available on our website at investor.fleetcor.com under Corporate Governance.

Solicitation of Proxies

The Company is paying the costs of the solicitation of proxies. We have retained DF King & Co., Inc. to assist in the solicitation of proxies from beneficial owners of shares for the annual meeting. We have agreed to pay DF King a fee of approximately $12,500 plus out-of-pocket expenses. You may contact DF King at (888) 548-6498.

Proxies may be solicited by officers, directors and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. These solicitations may be made personally or by mail, facsimile, telephone, messenger, or via the Internet. The Company will pay persons holding common shares in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, in accordance with NYSE Rule 451 for the expense of forwarding solicitation materials to their principals. The Company will pay all proxy solicitation costs in accordance with NYSE Rule 451.

Voting Procedures

Tabulation of Votes: Broadridge Investor Communication Solutions, Inc. will tabulate votes cast by proxy or in person at the meeting. We will report the results in a Form 8-K filed with the SEC within four business days of the annual meeting.

Vote Required; Effect of an Abstention and Broker Non-Votes: The shares of a holder whose ballot on any or all proposals is marked as “abstain” will be included in the number of shares present at the annual meeting for the purpose of determining the presence of a quorum. If you are the beneficial owner of shares held by a broker or other custodian, you may instruct your broker how you would like your shares voted. If you wish to vote the shares you own beneficially at the meeting, you must first request and obtain a proxy from your broker or other custodian. If you choose not to provide instructions or a legal proxy, your shares are referred to as uninstructed shares. Whether your broker or custodian has the discretion to vote these shares on your behalf depends on the ballot item. The following table summarizes the vote threshold required for passage of each proposal and the effect of abstentions and uninstructed shares held by brokers.

Proposal Number	Item	Vote Required for Approval	Abstentions	Uninstructed Shares	Board Voting Recommendation
1	To elect the three directors	Majority of votes cast	Not counted	Not voted	FOR
2	To ratify the reappointment of Ernst & Young LLP as our independent public accounting firm for 2020	Majority of votes cast	Not counted	Discretionary vote	FOR
3	To approve, on an advisory basis, named executive officer compensation	Majority of votes cast	Not counted	Not voted	FOR
4	To vote on a shareholder proposal for a shareholder right to call special shareholder meetings	Majority of votes cast	Not counted	Not voted	AGAINST
5	To vote on a shareholder proposal requiring that financial performance metrics in incentive awards be adjusted to exclude the impact of share repurchases	Majority of votes cast	Not counted	Not voted	AGAINST

If you sign and return a proxy card or vote your shares via the Internet but do not provide voting instructions, your shares will be voted as listed in the “Board Voting Recommendation” column in the table above.

Where to Find More Proxy Voting Information:

•	The SEC’s website has a variety of information about the proxy voting process at www.sec.gov/spotlight/proxymatters.shtml.

•	Contact the Investor Relations department through our website at investor.fleetcor.com or by phone at (770) 417-4697.

•	Contact the broker or bank through which you beneficially own your shares.

Revoking Your Proxy: Shareholders of record may revoke their proxy and change their vote at any time before the polls close at the annual meeting by submitting a subsequent proxy (if you received a proxy card) or by using the Internet, by telephone or by mail to vote after the date of your proxy; sending written notice of revocation to our Corporate Secretary at FLEETCOR, 3280 Peachtree Road, Suite 2400, Atlanta, Georgia  30305; or voting in person at the annual meeting. If you hold shares through a bank or broker, please refer to your proxy card or other voting information form forwarded by your bank or broker to see how you can revoke your proxy (if you received one) and change your vote.

Proxy Authority: When you submit your proxy, you authorize Ronald F. Clarke and Eric R. Dey, or either one of them, each with full power of substitution, to vote your shares at the annual meeting in accordance with your instructions or, if no instructions are given, in accordance with the Board’s recommendations as described in the table above.

The proxies, in their discretion, are further authorized to vote on any adjournments or postponements of the annual meeting, for the election of one or more persons to the Board if any of the nominees becomes unable to serve or for good cause will not serve, on matters which the board does not know a reasonable time before making the proxy solicitations will be presented at the annual meeting or any other matters which may properly come before the annual meeting and any postponements or adjournments thereto.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are shareholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your bank or broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your bank or broker, or direct your written request to FLEETCOR Technologies, Inc., Attention: Corporate Secretary, 3280 Peachtree Road, Suite 2400, Atlanta, Georgia  30305, HOUSEHOLDING, and we will deliver a separate copy of the proxy statement upon request. Shareholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their bank or broker.

DATED: April 28, 2020

22. APPENDIX A

MANAGEMENT’S USE OF NON-GAAP FINANCIAL MEASURES

Management’s Use of Non-GAAP Financial Measures

We have included in the discussion above certain financial measures that were not prepared in accordance with GAAP. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. Below, we define the non-GAAP financial measures, provide a reconciliation of the non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP, and discuss the reasons that we believe this information is useful to management and may be useful to investors.  In the Compensation Discussion and Analysis section, we describe certain NEO objectives by referencing “Adjusted EPS”.  “Adjusted EPS” is, for purposes of calculating those NEO objectives, the same as adjusted net income per diluted share that is reconciled in this appendix.

Adjusted net income and adjusted net income per diluted share

We have defined the non-GAAP measure adjusted net income as net income as reflected in our statement of income, adjusted to eliminate (a) non-cash stock based compensation expense related to share based compensation awards, (b) amortization of deferred financing costs, discounts and intangible assets, amortization of the premium recognized on the purchase of receivables, and our proportionate share of amortization of intangible assets at our equity method investment, and (c) other non-recurring items, including the impact of the U.S. Federal 2017 Tax Cuts and Jobs Act, impairment charges, asset write-offs, restructuring costs, gains and related taxes due to disposition of assets and a business, loss on extinguishment of debt, legal settlements, litigation, and the unauthorized access costs, as well as the corresponding tax impact of each item in subparts (a)-(c).

We have defined the non-GAAP measure adjusted net income per diluted share as the calculation previously noted divided by the weighted average diluted shares outstanding as reflected in our statement of income.

We use adjusted net income to eliminate the effect of items that we do not consider indicative of our core operating performance. We believe it is useful to exclude non-cash stock based compensation expense from adjusted net income because non-cash equity grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time and stock-based compensation expense is not a key measure of our core operating performance. We also believe that amortization expense can vary substantially from company to company and from period to period depending upon their financing and accounting methods, the fair value and average expected life of their acquired intangible assets, their capital structures and the method by which their assets were acquired.  Therefore, we have excluded amortization expense from our adjusted net income. We also believe one-time non-recurring gains, losses, and impairment charges do not necessarily reflect how our investments and business are performing. We believe that adjusted net income and adjusted net income per diluted share are appropriate supplemental measures of financial performance and may be useful to investors to understanding our operating performance on a consistent basis. Adjusted net income and adjusted net income per diluted share are not intended to be a substitute for GAAP financial measures and should not be considered as an alternative to net income or cash flow from operations, as determined by U.S. GAAP, and our calculation thereof may not be comparable to that reported by other companies.

Set forth below is a reconciliation of adjusted net income and adjusted net income per diluted share to the most directly comparable GAAP measure, net income and net income per diluted share (in millions, except per share amounts):

	2019	2018	2017	2016	2015	2014	2013	2012	2011
Net income	$895	$811	$740	$452	$362	$369	$285	$216	$147
Net income per diluted share	$9.94	$8.81	$7.91	$4.75	$3.85	$4.24	$3.36	$2.52	$1.76

Adjustments:
Stock-based compensation expense	61	70	93	64	90	38	27	19	22
Amortization of intangible assets, premium on receivables, deferred financing costs and discounts	217	227	233	184	181	100	56	38	25
Net gain on disposition of assets/business	—	(153)	(109)	—	—	—	—	—	—
Investment losses, net	3	7	45	25	40	—	—	—	—
Loss on write-off of fixed assets	2	9	—	—	—	—	—	—	—
Loss on extinguishment of debt	—	2	3	—	—	16	—	—	3
Legal settlements and litigation	6	6	11	—	—	—	—	—	—
Restructuring and related costs	3	5	1	—	—	—	—	—	—
Unauthorized access impact	—	2	—	—	—	—	—	—	—
Other non-cash adjustments	—	—	—	—	—	(29)[1]	—	—	—
Total pre-tax adjustments	291	175	279	274	311	125	83	57	49
Income tax impact of pre-tax adjustments at the effective tax rate[2]	(62)	(39)	(93)	(67)	(81)	(46)	(24)	(17)	(15)
Impact of investment sale, other discrete item and tax reform[3]	(62)	23	(127)	—	—	—	—	—	—
Adjusted net income	$1,062	$970	$799	$659	$593	$448	$343	$256	$182

Adjusted net income per diluted share	$11.79	$10.53	$8.54	$6.92	$6.30	$5.15	$4.05	$2.99	$2.17
Diluted Shares Outstanding	90.1	92.2	93.6	95.2	94.1	87.0	84.7	85.7	83.7

* The sums of pre-tax adjustments and adjusted net income may not equal the totals presented due to rounding.

1.	Other non-cash adjustments are items reflecting adjustments for contingent consideration and tax indemnification for our 2013 Brazil acquisitions.

2.
Includes discrete tax effect of non-cash investment gain.  Excludes impact of a Section 199 tax adjustment related to a prior tax year on the 2019 effective income tax rate. Also, excludes the results of our investments on our effective tax rate, as results from our investment are reporting within the Consolidated Income

Statements on a post-tax basis and no tax-over-book outside basis differences related to our investments reversed during 2017. Also excludes the net gain realized upon our disposition of Nextraq in 2017.

3.
Represents the impact to taxes from the reversal of a valuation allowance related to the disposition of our investment in Masternaut in 2019 and impact of tax reform adjustments included in our effective tax rate in 2018.  Also, includes the impact of a discrete tax item for a Section 199 adjustment related to a prior tax year in 2019.

FLEETCOR TECHNOLOGIES INC.
(FLT)ATTN: Alissa Vickery
3280 Peachtree Road, STE 2400
Atlanta, GA 30305

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time the day before the cut-off date or meeting. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

1. Elect Directors nominated by the Board of Directors for a one-year term:

Nominees

	For	Against	Abstain
01) Steven T. Stull	☐	☐	☐
02) Michael Buckman	☐	☐	☐
03) Thomas M. Hagerty	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3

	For	Against	Abstain
2. Ratify the reappointment of Ernst & Young LLP as FLEETCOR's independent public accounting firm for 2020	☐	☐	☐
3. Advisory vote to approve named executive officer compensation	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposals 4 and 5

NOTE: This proxy will be voted as directed. If no direction is indicated, this proxy will be voted FOR the election of each of the three NOMINEES for Director in proposal 1 FOR Proposals 2 and 3,and AGAINST Proposals 4 and 5.

Please vote, sign and date this proxy and promptly return it in the enclosed envelope whether or not you plan to attend the Annual Meeting. If you attend the Annual Meeting, you may revoke the proxy and vote these shares in person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000461783_1 R1.0.1.18

ANNUAL MEETING OF SHAREHOLDERS OF FLEETCOR TECHNOLOGIES, INC.
June 11, 2020
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Notice of Annual Meeting and Proxy Statement and Annual Report on Form 10-K are available at investor.fleetcor.com
Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement are available at www.proxyvote.com

FLEETCOR TECHNOLOGIES INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
June 11, 2020

The undersigned hereby appoints Ronald F. Clarke and Eric R. Dey, and each of them, proxies with full power of substitution for and in the name of the undersigned, to vote all shares of stock of FLEETCOR TECHNOLOGIES, INC., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held Thursday, June 11, 2020, 10:00 a.m. EDT, and at any adjournments or postponements thereof, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement dated April 28, 2020, and upon any other business that may properly come before the meeting or any postponements or adjournments thereof. The proxies are directed to vote or refrain from voting pursuant to the Proxy Statement as follows and otherwise in their discretion upon all matters that may properly come before the meeting or any postponement or adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

(Continued and to be signed on reverse side)

0000461783_2 R1.0.1.18